UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934

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Culp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1823 Eastchester Drive
High Point, North Carolina 27265
Telephone: (336) 889-5161

NOTICE OF 2019 ANNUAL MEETING
OF SHAREHOLDERS

To Our Shareholders:

Culp, Inc. (the “Company”) will hold its 2019 Annual Meeting of Shareholders (the “Annual Meeting”) at the Company’s corporate offices, located at 1823 Eastchester Drive, High Point, North Carolina, on Thursday, September 26, 2019, at 9:00 a.m. Eastern Time.

The purpose of the Annual Meeting is to:

(1)	Elect the six director nominees named in the accompanying Proxy Statement for a one-year term until the 2020 annual meeting;

(2)	Ratify the appointment of Grant Thornton LLP as our independent auditors for fiscal 2020;

(3)	Approve, through a non-binding advisory vote, the compensation of our named executive officers as disclosed in the accompanying Proxy Statement; and

(4)	Consider any other business that properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on July 26, 2019 are entitled to receive notice of, and to vote at, the Annual Meeting.

The Proxy Statement accompanying this notice contains detailed information about the matters we are asking you to vote on.  We hope you will read this information carefully and vote in accordance with the Board of Directors’ recommendations.  Your vote is very important to us.

Whether or not you expect to attend the Annual Meeting, please complete, date and sign the enclosed form of proxy and return it promptly in the enclosed envelope.  If you attend the Annual Meeting and prefer to vote in person, your proxy will be returned to you upon request.  You may also vote by telephone or over the Internet, as described in the Proxy Statement and on the proxy card.

By Order of the Board of Directors,

ASHLEY C. DURBIN
Corporate Secretary

August 22, 2019

Important Notice Regarding the Availability of Proxy Materials for the 2019 Annual Meeting to be held on September 26, 2019:  The Proxy Statement and 2019 Annual Report to Shareholders for the fiscal year ended April 28, 2019 are available free of charge at www.culp.com.

2019 Proxy Statement

PROXY STATEMENT SUMMARY

This summary highlights certain information contained elsewhere in our Proxy Statement.  Because the summary does not contain all of the information you should consider, we urge you to review the complete Proxy Statement carefully before voting.

Annual meeting of shareholders

Time, place and voting matters		Meeting agenda

Date:	September 26, 2019	●	Election of six directors

Time:	9:00 a.m. Eastern Time	●	Ratification of Grant Thornton as our independent auditors for fiscal 2020

Place:	Culp, Inc.	●	Advisory vote to approve executive compensation
1823 Eastchester Drive
	High Point, North Carolina 27265	●	Transact other business that may properly come before the meeting

Record Date:	July 26, 2019

Voting:
Shareholders of record as of the close
of business on the record date are
entitled to vote. Each share of
common stock is entitled to one vote
for each director nominee and one
vote for each of the proposals to be
voted on. The number of outstanding
shares entitled to vote at the meeting is
12,405,014.

How to vote

See “General Information” (beginning on page 5) for more information.

In addition to attending the annual meeting, shareholders of record can vote by any of the following methods:

By mailing your proxy card	By Telephone at 1-800-652-VOTE (8683) (within the USA, US territories, and Canada only)	By Internet at www.investorvote.com/culp

If you hold your Culp shares in street name through an account with a bank, broker or other nominee, your ability to vote by Internet or telephone depends on the voting process of the bank, broker or other nominees through which you hold the shares.  Please follow their instructions carefully.

Voting recommendations

Proposal	Board Vote Recommendation
Election of six directors (see page 8)	“FOR” each director nominee

Ratification of Grant Thornton as our independent auditors for fiscal 2020 (see page 41)	“FOR”

Advisory vote to approve executive compensation (see page 41)	“FOR”

Our director nominees

See “Proposal 1 – Election of Directors” (beginning on page 8) and “Corporate Governance” (beginning on page 11) for more information.

The Board of Directors recommends that you vote “For” each nominee listed in the table below, which provides summary information about each nominee.  A full description of each nominee’s skills and qualifications begins on page 8.  Each director is elected annually.

Name	Age	Director since	Occupation	Independent	Committee Memberships
Franklin N. Saxon*	67	1987	Chairman and Chief Executive Officer, Culp, Inc.	No	EC (C)
Perry E. Davis	60	2019	Executive Vice President, President - Residential & Industrial Products, Leggett & Platt, Incorporated	Yes	AC, CC, CGN
Sharon A. Decker	62	2019	Chief Operating Officer, Tryon Equestrian Partners, Carolina Operations	Yes	AC, CC, CGN
Fred A. Jackson	69	2016	Retired Chief Executive Officer, American & Efird LLC	Yes	AC (C), CC (C), CGN
Kenneth R. Larson	76	2004	Owner and Founder, Slumberland Furniture	Yes	AC, CC, CGN (C)
Kenneth W. McAllister**	70	2002	Member/Manager, McAllister, Aldridge & Kreinbrink, PLLC	Yes	AC, CC, CGN, EC

AC – Audit Committee	C – Committee Chair
CC – Compensation Committee	F – Financial Expert
CGN – Corporate Governance and Nominating Committee	* – Chairman of the Board of Directors
EC – Executive Committee	** – Lead Outside Director

Our nominees’ experience and qualifications

The goal of our Corporate Governance and Nominating Committee is to create a Board that demonstrates competence, objectivity, and the highest degree of integrity on an individual and collective basis.  Our Board and the Corporate Governance and Nominating Committee believe broad and diverse skills and backgrounds among directors are critical elements of a highly functioning board.  The following chart reflects the experience and qualifications of the nominees for election as directors.

Director Nominee Experience and Qualifications

Experience/Qualifications	Davis	Decker	Jackson	Larson	McAllister	Saxon
Financial Literacy	✔	✔	✔	✔	✔	✔
Strategic Planning	✔	✔	✔	✔	✔	✔
Industry Experience	✔		✔	✔	✔	✔
Management Experience	✔	✔	✔	✔	✔	✔
International Experience	✔		✔			✔
Finance/Accounting		✔	✔			✔
Regulatory Compliance					✔	✔
Legal/Corporate Governance		✔		✔	✔

Governance Highlights

Our board of directors and management firmly embraces good and accountable corporate governance.  We believe an attentive board, held to the highest standards of corporate governance, is a tangible advantage for our shareholders and for our businesses.  Our board makes substantial efforts to meet such standards.

✔	Annually elected directors; no classified board
✔	Varying lengths of board tenure balances experience with fresh insights
✔	Lead independent director
✔	5 out of 6 director nominees independent
✔	100% independent audit, compensation and governance and nominating committees
✔	Regular executive sessions of independent directors
✔	Comprehensive self-evaluations annually for the Board and each committee
✔	One class of shares with each share entitled to one vote
✔	No poison pill in place
✔	Meaningful stock ownership guidelines in place
✔	Policy against hedging or pledging shares

Auditors

See “Audit Committee Report” (beginning on page 40) and “Proposal 2 – Ratification of Independent Auditor” (page 41).

We ask our shareholders to ratify the selection of Grant Thornton, LLP as our independent auditors for the fiscal 2020 year.  The information below summarizes Grant Thornton’s fees for services provided for fiscal years 2019 and 2018.

	Fiscal 2019	Fiscal 2018
Audit Fees	$496,176	$481,369
Audit-Related Fees	--	--
Tax Fees	--	--
All Other Fees (1)	$137,357	$178,962

(1)	All other fees consist of fees for assistance with M&A activities and compliance with new IRS revenue recognition standards and tax reform reporting.

Executive Compensation Highlights

For more information, see “Executive Compensation” (beginning on page 16) and “Proposal 3 – Advisory vote on executive compensation” (page 41).

Our Board of Director recommends that you vote “For” our advisory proposal on executive compensation.  This non-binding vote gives our shareholders the opportunity to approve the compensation paid to the individuals identified as named executive officers in this Proxy Statement.

The primary purpose of our executive compensation program is to support the corporate business goals of increasing our earnings, return on capital and shareholder value.  To accomplish this purpose, our program focuses on the following:

✔	Embracing a pay for results philosophy, with total pay directly aligned with Company performance
✔	Attracting and retaining management with the knowledge, skills and ability to lead the Company successfully
✔	Fairly compensating management for their service
✔	Aligning long-term interests of management with those of shareholders
✔	Maintaining a strong focus on growth, return on capital and shareholder return
✔	Maintaining a planned and disciplined approach to managing the business and capital utilization
✔	Supporting prudent/calculated risk taking
✔	Being more team oriented than individual-accountability oriented
✔	Maintaining a balanced time perspective as it relates to the long term and short term

Summary of Executive Compensation Practices

	What We Do		What We Don’t Do

✔
Pay for performance – Total pay is directly aligned with Company performance through the use of performance-based incentives, with disappointing performance resulting in little or no payout and superior performance leading to superior payouts.
		×	Do not provide excessive perquisites

✔
Challenging performance targets – we use challenging return on capital-type targets (currently an EVA, or Economic Value Added, measure) for annual incentive awards, and operating income and total shareholder return for long term incentive awards.
		×	Do not have single-trigger vesting of equity-based awards upon a change in control

✔
Executive stock ownership guidelines – We align the interests of our executive officers with the interests of our shareholders.  We expect our executive officers to own and retain meaningful amounts of Culp stock.
		×	Do not provide employment agreements

✔	Mitigate undue risk – We have a clawback policy on performance-based compensation and caps on potential incentive payments.	×	Do not gross up excise taxes upon a change of control

✔	Policy against hedging and pledging of Culp stock by executive officers and directors.	×	Do not pay dividends on unearned performance shares or units

✔	Provide double-trigger severance and change-in-control arrangements.

✔	Include only independent directors on the Compensation Committee.

✔	The Compensation Committee engages and relies on an independent compensation consultant to evaluate our executive compensation programs. The consultant reports directly to the compensation committee and provides no other services to the company.

GENERAL INFORMATION

This Proxy Statement is furnished to the shareholders of Culp, Inc. (the “Company”) by the Company’s Board of Directors in connection with the solicitation of proxies for use at the 2019 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) or any adjournment thereof.  The Company will hold the 2019 Annual Meeting on Thursday, September 26, 2019, at 9:00 a.m. local time at the Company’s corporate offices, 1823 Eastchester Drive, High Point, North Carolina.  The purpose of the Annual Meeting is to take action on the items described in this Proxy Statement, and on any other business that properly comes before the meeting.

This Proxy Statement, accompanying form of proxy, and the Company’s 2019 Annual Report to Shareholders for the fiscal year ended April 28, 2019 (the “Annual Report”) are first being mailed to shareholders on or about August 22, 2019.  The Annual Report does not constitute “soliciting material” and is not to be deemed “filed” with the Securities and Exchange Commission.

Whether or not you expect to attend the Annual Meeting, please complete, date and sign the accompanying form of proxy and return it promptly to ensure that your shares are voted at the meeting.  Most shareholders have the choice of voting by completing the enclosed proxy card and mailing it in the postage-paid envelope provided, voting over the Internet or using a toll-free telephone number.  You should refer to the proxy card or the information forwarded by your bank, broker or other holder of record to see which voting options are available to you.  Shareholders who vote over the Internet may incur costs, such as telephone and Internet access charges, for which the shareholder is responsible.  The Internet and telephone voting facilities for eligible shareholders of record will close at 1:00 a.m. Central Daylight Time on September 26, 2019.  Specific instructions to be followed by any shareholder interested in voting via the Internet or telephone are shown on the enclosed proxy card.  The Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded.  In the event that the proxy card does not reference Internet or telephone voting information because the recipient is not the registered owner of the shares, the proxy card must be completed and returned in the self-addressed, postage-paid envelope provided.

If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of our director nominees (Proposal 1 of this Proxy Statement) and in the advisory vote on the compensation of our named executive officers (a Say on Pay vote) (Proposal 3 of this Proxy Statement).  As a result of current regulations, your bank or broker is not allowed to vote your uninstructed shares on a discretionary basis on matters related to the election of directors or executive compensation.  Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors and the Say on Pay advisory vote, no votes will be cast on your behalf with respect to the proposals for which you did not provide voting instructions.  Your bank or broker will still have voting discretion on your uninstructed shares with respect to ratification of our independent auditors (Proposal 2 of this Proxy Statement) or routine matters that may properly come before the meeting.

Any shareholder giving a proxy may revoke it at any time before a vote is taken by:

●	duly executing a proxy bearing a later date;

●	executing a notice of revocation in a written instrument filed with the secretary of the Company; or

●	appearing at the meeting and notifying the secretary of the intention to vote in person.

Unless a contrary choice is specified, all shares represented by valid proxies that are received pursuant to this solicitation, and not revoked before they are exercised, will be voted FOR the election of all the director nominees named in this Proxy Statement, FOR ratification of the appointment of Grant Thornton LLP as the independent auditors of the Company for the current fiscal year, and FOR the Say on Pay shareholder resolution approving the Company’s compensation of our named executive officers.  The proxy also confers discretionary authority upon the persons named therein, or their substitutes, with respect to any other business that may properly come before the meeting.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of the Company is necessary to constitute a quorum at the Annual Meeting and any adjournment thereof.  If a quorum is not present or represented at the Annual Meeting, the shareholders present and entitled to vote have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented.  At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally notified.  A shareholder abstaining from the vote on a proposal and any votes not made or not permitted to be made by banks or brokers (broker non-votes) will be counted as present for purposes of determining whether a quorum is present, but will be counted as not having voted on the proposal in question.

With regard to the election of directors, shareholder may cast votes in favor of a nominee or withhold votes from a nominee, and directors will be elected by a plurality of the votes cast.  Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the election of directors.  Cumulative voting is not permitted.  With regard to ratification of Grant Thornton LLP as the Company’s independent auditors and approval of the Say on Pay shareholder resolution approving the Company’s compensation of our named executive officers, shareholders may vote for or against each proposal or abstain from voting, and each proposal will be approved if more votes are cast in favor of such proposal than are cast against it.  Abstentions and broker non-votes will have no effect on the outcome of the vote on any of these proposals.

Shareholders do not have dissenters’ rights with respect to any of the matters to be considered at the Annual Meeting.

Although the advisory vote on the Company’s compensation of our named executive officers is non-binding, the Board will consider the outcome when considering future executive compensation decisions.

The Company will bear the entire cost of preparing this Proxy Statement and of soliciting proxies.  Proxies may be solicited by employees of the Company, either personally, by special letter, or by telephone.  However, Company employees will not be specifically compensated for these services.  The Company also will request brokers and others to send solicitation material to beneficial owners of the Company’s stock and will, upon request, reimburse their out-of-pocket costs.

BENEFICIAL OWNERS OF 5% OR MORE OF OUR COMMON STOCK

The following table lists the beneficial ownership of the Company’s common stock with respect to each individual or entity known by the Company to be the beneficial owner of more than five percent of such common stock as of July 26, 2019.  This information is based solely on SEC filings made by the individuals or entities by that date.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding Shares (1)

Common stock, par value $.05 per share	T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	1,495,169 (2)	12.1%

	Standard Life Aberdeen PLC 1 George Street Edinburgh, United Kingdom EH2 2LL	1,447,030 (3)	11.7%

	Black Rock, Inc. 55 East 52nd Street New York, NY 10055	801,389 (4)	6.5%

	Dimensional Fund Advisors L.P. 6300 Bee Cave Road Building One Austin, TX 78746	780,927 (5)	6.3%

	Victory Capital Management Inc. 4900 Tiedeman Road, 4th Floor Brooklyn, OH 44144	704,168 (6)	5.7%

	Renaissance Technologies LLC 800 Third Avenue New York, NY 10022	690,800 (7)	5.6%

(1)	Applicable percentage ownership is based on 12,405,014 shares of our common stock outstanding as of July 26, 2019.

(2)
Based upon information obtained from a Schedule 13G/A filed with the Securities and Exchange Commission by T. Rowe Price Associates, Inc. (“Price Associates”) on February 14, 2019, and includes shares held by the T. Rowe Price Small-Cap Value Fund, Inc., which owns 1,013,857 shares, representing 8.2% of the shares outstanding.  Price Associates has the power to vote 480,392 shares and sole dispositive power over 1,495,169 shares.  T. Rowe Price Small-Cap Value Fund has the power to vote 1,013,857 shares.

(3)
Based upon information obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2019 by Standard Life Aberdeen PLC, and includes shares for which Aberdeen Standard Investments and Aberdeen U.S. Small Cap Equity Fund have shared voting power and/or shared dispositive power.  Standard Life Aberdeen PLC has shared power to vote and shared dispositive power over 1,447,030 shares.  Aberdeen Standard Investments has shared power to vote and shared dispositive power over 1,188,073 shares, representing 9.6% of the shares outstanding.  Aberdeen U.S. Small Cap Equity Fund has shared power to vote and shared dispositive power over 1,026,264 shares, representing 8.3% of the shares outstanding.

(4)
Based upon information obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on February 4, 2019, BlackRock, Inc. has the power to vote 748,008 shares and dispositive power over 801,389 shares.

(5)
Based upon information obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2019, Dimensional Fund Advisors L.P. has the power to vote 741,340 shares and dispositive power over 780,927 shares.

(6)
Based upon information obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on April 9, 2019, Victory Capital Management Inc. has the power to vote 691,493 shares and dispositive power over 704,168 shares.

(7)
Based upon information obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2019, Renaissance Technologies LLC has the power to vote and dispositive power over 690,800 shares.

PROPOSAL 1:  ELECTION OF DIRECTORS

The number of directors constituting the Board has been fixed at six in accordance with the Company’s bylaws.  Under the Company’s bylaws, directors are elected at each annual meeting and hold office for a one-year term or until their respective successors are elected and have qualified.  The terms of all six of our current directors expire at the 2019 Annual Meeting, and thus six directors will be elected for a one-year term at the 2019 Annual Meeting.

In the absence of specifications to the contrary, proxies will be voted for the election of each of the six nominees listed in the table below, and an equal number of votes will be cast for each nominee.  In no case will proxies be voted for more than six nominees.  The persons who receive the highest number of votes for election at the Annual Meeting will be elected as directors.  If, at or before the time of the meeting, any of the nominees becomes unavailable for any reason, the proxy holders have the discretion to vote for a substitute nominee or nominees.  The Board currently knows of no reason why any of the nominees listed below is likely to become unavailable.

NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

Nominees:

FRANKLIN N. SAXON has been employed by the Company since 1983, serving in various capacities, including chief financial officer from 1985 to 1998.  In 1998, Mr. Saxon was elected president, Culp Velvets/Prints division.  From 2001 through 2004, Mr. Saxon served as executive vice president, chief financial officer and president, Culp Velvets/Prints division.  The Board elected Mr. Saxon president and chief operating officer of the Company in 2004.  He was elected as president and chief executive officer in 2007 and was elected as vice chairman of the Board in 2018.  In April 2019, the Board elected Mr. Saxon as chairman of the Board.

Mr. Saxon has very strong knowledge about the Company and its business, having been employed with Culp since before it became a public company.  He developed management and executive skills in a number of leadership roles in the Company before being named CEO.  He also has extensive financial management expertise, having worked in public accounting before joining the Company, and serving as the Company’s chief financial officer for many years.

PERRY E. DAVIS currently serves as executive vice president and president of the Residential and Industrial Product segments for Leggett & Platt, Incorporated, a diversified manufacturer that designs and produces engineered products found in most homes and automobiles.  Mr. Davis joined Leggett & Platt, Incorporated in 1981 and has served in various capacities within the Bedding Group, including president of U.S. Spring from 2004 to 2005 and president of the Bedding Group from 2006 to 2012.  He was appointed president of the Residential Products segment in 2012 and added the responsibility of president of the Industrial Products segment in 2017.

Mr. Davis brings to the Company deep knowledge and extensive experience in the bedding and furniture industries, both domestic and international, and has substantial executive leadership and management experience gained through his long tenure with Leggett & Platt, Incorporated.

SHARON A. DECKER is chief operating officer of Tryon Equestrian Partners, Carolina Operations, an investment group responsible for the development and operation of a premiere sports complex and resort in western North Carolina. Prior to holding this position, she served as president of NURAY Media, a media preservation company, from January 2015 until August 2015, and served as Secretary of Commerce for the State of North Carolina from January 2013 until December 2014.  Prior to that, Ms. Decker served as chief executive officer of The Tapestry Group, a non-profit organization, from September 2004 to January 2013, and has served as the chief executive officer of North Washington Street Properties, a community redevelopment company, since October 2004.  Ms. Decker served as president of The Tanner Companies, a direct marketer of women’s apparel, from August 2002 to September 2004, and president of Doncaster, a division of The Tanner Companies, from August 1999 to July 2002.  Ms. Decker served as president and chief executive officer of the Lynnwood Foundation, which created and managed a conference facility and leadership institute, from 1997 until 1999.  From 1980 until 1997, she served Duke Energy Corporation, an electric power holding company, in a number of capacities, including as corporate vice president and in various strategic areas from marketing and community relations to customer service.  Ms. Decker currently serves on the board of directors of Coca-Cola Consolidated, Inc., a nonalcoholic beverage maker and distributor, and on the Board of Trustees of the University of North Carolina at Charlotte.  She previously served as a director of SCANA Corporation, a diversified utility company, from 2006 to 2013 and from 2015 to 2018, and on the board of directors of Family Dollar Stores, Inc., a discount retailer, from 1999 to 2015.

Ms. Decker brings to the Company extensive business, leadership, and financial management experience from the numerous positions she has held across a broad range of fields, including large public companies and non-profit organizations.  Her diverse executive, marketing, and economic development experience, as well as her extensive experience serving on multiple corporate boards, provides a valuable perspective on operational and governance matters.

FRED A. JACKSON is the retired chief executive officer of American & Efird LLC, a global manufacturer of sewing, thread, embroidery thread, and technical textiles.  He served American & Efird for 38 years in various positions before his retirement from the CEO position in September 2015, and his retirement as non-executive chairman for the Advisory Board of American & Efird Global, L.P. in May 2018.

Mr. Jackson brings to the Company extensive experience and knowledge in textiles and related industries, both domestic and international, and has significant financial management and executive leadership experience gained through his long tenure with American & Efird LLC, including its international subsidiaries and joint ventures, and leadership positions in textile industry trade associations.

KENNETH R. LARSON is owner and founder of Slumberland Furniture in Little Canada, Minnesota, a home furnishings retailer with 126 stores in a twelve-state area.

Mr. Larson brings to the Company deep knowledge about retail and marketing environments in bedding and furniture, having founded and grown a large retailer of these products.  He also has substantial executive and management expertise through the company he founded and led for many years, and additional oversight and corporate governance experience through service on over 10 non-profit boards.

KENNETH W. MCALLISTER has been member/manager of the law firm McAllister, Aldridge & Kreinbrink, PLLC and its predecessor, The McAllister Firm, PLLC, since January 2004.  He was a senior executive vice president and general counsel of Wachovia Corporation, a bank holding company, from 1997 until his retirement in 2001, and served as general counsel since joining Wachovia in 1988.  Mr. McAllister served as United States Attorney for the Middle District of North Carolina from 1981 to 1986. He was a director of Lawyers Mutual Liability Insurance Company of North Carolina from 2003 through 2019 and served as chairman from May 1, 2012 to May 1, 2015.

Mr. McAllister has extensive corporate governance and legal knowledge, as well as regulatory compliance experience, having served as general counsel of a large public corporation, and as a director of several other organizations.  He has strong knowledge of the financial services industry, and substantial knowledge about the furniture and bedding industries through his lifelong involvement in the High Point and Triad communities in North Carolina.

Non-Director Executive Officers:

ROBERT G. CULP, IV has been employed by the Company since 1998 and has served in various capacities.  The Board elected Mr. Culp as president of the Culp Home Fashions division in 2004.  He was elected by the Board as chief operating officer of the Company in October 2018 and as president of the Company in March 2019.

BOYD B. CHUMBLEY has been employed by the Company since 1984 and has served in various capacities.  Mr. Chumbley was named senior vice president – operations in 2007, and was promoted to executive vice president of the Culp Upholstery Fabrics division in July of 2014.  The Board elected Mr. Chumbley as president of the Culp Upholstery Fabrics division in 2016.

KENNETH R. BOWLING joined the Company in 1997 as controller for the Culp Velvets/Prints division.  He was promoted to corporate controller in 2001 and was named corporate controller and assistant treasurer in 2002.  In 2004, he was promoted to vice president, finance and treasurer.  Mr. Bowling became the Company’s chief financial officer in 2007 and corporate secretary in 2008, and was named senior vice president in 2016.  In 2019, Mr. Bowling was named executive vice president.

ASHLEY C. DURBIN joined the Company in 2019 as vice president, general counsel and corporate secretary. Previously, Ms. Durbin was a partner at the law firm of Robinson, Bradshaw & Hinson, P.A. in Charlotte North Carolina until January 2019, a firm with which she was associated since 2008.

THOMAS B. GALLAGHER, JR. joined the Company in 2005 as assistant controller.  He was promoted to controller in 2006, and in 2007, he was elected corporate controller, assistant treasurer and assistant secretary.  Previously he had been senior audit manager with the accounting firm of BDO Seidman, LLP.

The following table sets forth certain information with respect to the nominees for election to the Board of Directors, persons who were directors and executive officers of the Company as of July 26, 2019 and all executive officers, directors and nominees of the Company as a group, a total of 11 persons, as of July 26, 2019:

Name and Age	Position with Company (1)	Year Became Director	Year Term Expires	Shares and Percent of Common Stock Beneficially Owned As of July 26, 2019 (2)	Notes

Directors and Executive Officers

Franklin N. Saxon, 67	Chairman and Chief Executive Officer, Director	1987	2019	108,038*	(3)

Perry E. Davis, 60	Director	2019	2019	716*

Sharon A. Decker, 62	Director	2019	2019	1,433*

Fred A. Jackson, 69	Director	2016	2019	20,999*

Kenneth R. Larson, 76	Director	2004	2019	13,766*

Kenneth W. McAllister, 70	Director	2002	2019	27,177*

Robert G. Culp, IV, 48	President, Chief Operating Officer and President, Culp Home Fashions Division	N/A	N/A	237,934 1.9%	(4)

Boyd B. Chumbley, 62	President, Culp Upholstery Fabrics Division	N/A	N/A	42,959*	(5)

Kenneth R. Bowling, 57	Executive Vice President, Chief Financial Officer and Treasurer	N/A	N/A	17,534*	(6)

Ashley C. Durbin, 39	Vice President, General Counsel and Corporate Secretary	N/A	N/A	---

Thomas B. Gallagher, Jr., 47	Corporate Controller, Assistant Treasurer and Assistant Secretary	N/A	N/A	---

All executive officers, directors and nominees as a group (11 persons)	N/A	N/A	N/A	480,556 3.9%

*	Less than one percent.

(1)	As of July 26, 2019.

(2)	Percentage ownership is based on 12,405,014 shares of our common stock outstanding as of July 26, 2019.

(3)	Includes approximately 275 shares owned by Mr. Saxon through the Company’s 401(k) plan.

(4)	Includes approximately 4,820 shares owned by Mr. Culp, IV through the Company’s 401(k) plan.

(5)	Includes approximately 7,806 shares owned by Mr. Chumbley through the Company’s 401(k) plan.

(6)	Includes approximately 3,549 shares owned by Mr. Bowling through the Company’s 401(k) plan.

The Board of Directors recommends a vote “FOR” the six nominees listed above as directors.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Committee Charters

The Board of Directors has approved Corporate Governance Guidelines, with the goal of providing effective governance of the Company’s business and affairs for the benefit of shareholders.  The Corporate Governance Guidelines are available on the Company’s website at www.culp.com in the “Investor Relations/Governance” section and are available in print to any shareholder upon request.  In addition, the charters for the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are also included in the “Investor Relations/Governance” section of the Company’s website and are available in print to any shareholder upon request.

Director Independence

The Board believes that independent directors should comprise a majority of the Board, and the Company’s Corporate Governance Guidelines (as well as New York Stock Exchange rules) require that a majority of the Company’s Board be independent.  To be considered independent, a director must be determined, by resolution of the Board as a whole, to have no material relationship with the Company other than as a director.  These determinations are made annually.  In each case, the Board considers all relevant facts and circumstances and applies the independence standards of the New York Stock Exchange.  In addition, the Board has adopted the following categorical standards, which are included in the Company’s Corporate Governance Guidelines, to assist in the determination of director independence.  These categorical standards conform to, or are more exacting than, the independence requirements in the New York Stock Exchange listing standards:

(i)	Disqualifying Relationships – A director will not be considered independent if any of the following has occurred within the preceding three years:

	•	the director was employed by the Company

	•	the director’s immediate family member was employed by the Company as an executive officer

•	the director or the director’s immediate family member received more than $25,000 per year in direct compensation from the Company (other than director’s fees and pension or other forms of deferred compensation for prior service with the Company)

	•	the director was affiliated with or employed by the Company’s independent auditor

	•	the director’s immediate family member was affiliated with or employed by the Company’s independent auditor as a partner, principal, manager, or in any other professional capacity

•	an executive officer of the Company was on the compensation committee of the board of directors of a company that employed either the director or the director’s immediate family member as an executive officer

(ii)	Commercial Relationships – The following commercial relationships will not be considered to be material relationships that would impair a director’s status as being independent:

•      the director is an executive officer or employee or director of one of the Company’s suppliers or customers whose annual sales to, or purchases from, the Company are less than one percent of the annual revenues of the customer or supplier

•      the director’s immediate family member is an executive officer or director of one of the Company’s suppliers or customers whose annual sales to, or purchases from, the Company are less than one percent of the annual revenues of the customer or supplier

•      the director or the director’s immediate family member is an executive officer of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of the company he or she serves as an executive officer

(iii)
Charitable Relationships – The following charitable relationship will not be considered to be a material relationship that would impair a director’s independence: if a director of the Company, or a member of a director’s immediate family, serves as an executive officer of a charitable or other not-for-profit organization, and the Company’s charitable contributions to the organization, in the aggregate, are less than two percent of that organization’s total revenues during its most recent fiscal year.

(iv)	Stock Ownership – Ownership of a significant amount of the Company’s stock does not necessarily preclude a determination of independence.

Applying the independence standards described above, the Board has determined that the following current directors and/or nominees are independent within the meaning of the listing standards of the New York Stock Exchange and the Company’s categorical standards of independence:  Perry Davis, Sharon Decker, Fred Jackson, Kenneth Larson and Kenneth McAllister.  These determinations are based primarily on a review of the responses of our directors to questions regarding employment and compensation history, affiliations and family and other relationships, and on discussions with directors.  In considering the independence of Mr. Davis, the Board took into consideration his role as an executive officer of a customer of the Company and the Company’s annual sales to such customer, and determined this relationship did not impair Mr. Davis’ status as being independent.

Board Leadership Structure and Lead Director; Executive Sessions of Independent Directors

Until December 2018, the roles of Chairman of the Board and Chief Executive Officer were filled separately by two individuals, both of whom were executive officers. Robert G. Culp, III, passed away in December 2018 while serving as Chairman of the Board, and at that time Franklin N. Saxon, who was serving as Chief Executive Officer and Vice Chairman of the Board, assumed the leadership of the Board.  The Board subsequently named Mr. Saxon as Chairman in April 2019, and he continues to serve in that role in addition to serving as Chief Executive Officer.

The Board believes, and our Corporate Governance Guidelines provide, that the Board should have flexibility to decide whether it is best for the Company at a given point in time for the roles of the Chief Executive Officer and Chairman of the Board to be separate or combined and, if separate, whether the Chairman should be selected from the independent directors or be an employee.  At the present time the Board believes the Company is being served well by having Mr. Saxon serve as both Chairman and Chief Executive Officer.

Independent Board members meet separately from the other directors at regularly scheduled executive sessions, without the presence of management directors or executive officers of the Company (except to the extent that the independent directors request the attendance of any executive officers).  These meetings normally occur quarterly.  The independent directors have designated a Lead Director to preside at these meetings, to advise management and to otherwise act as a liaison between the independent directors and the Company’s management.  Mr. McAllister has served as lead director since 2006.

Director Attendance at Annual Meetings

Directors are expected to attend the Company’s Annual Meeting of Shareholders absent exceptional cause.  All directors then on the Board except Mr. Culp, III and Mr. Larson attended the 2018 Annual Meeting of Shareholders.

Risk Oversight

The Board oversees risk-assessment in a number of ways, both as a full Board and through its committees.  The Board assesses enterprise risk as it reviews and directs the Company’s strategic plans and decisions, both for operational and financial matters.  The Board as a whole, in executive sessions and in meetings with management, assesses risks faced by the Company and evaluates ways to mitigate those risks.  For instance, the Board exercises oversight of information technology infrastructure and cybersecurity risks, in part through annual meetings with the head of the Company’s information technology department to review the Company’s readiness and ability to thwart a cybersecurity threat or recover from a technology failure.  The Audit Committee has the responsibility to review and discuss with management, and with the internal auditor and the independent auditor, as appropriate, issues regarding the Company’s risk assessment and risk management policies, including the Company’s major financial risk exposure and the steps management has taken to monitor and mitigate such exposure.  In addition, the Compensation Committee assesses the Company’s compensation policies and practices to ensure that compensation arrangements do not provide incentives that create risks that are reasonably likely to have a material adverse effect on the Company.

Code of Business Conduct and Ethics

The Company has adopted a written Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller.  The Code is available on the Company’s website at www.culp.com under the “Investor Relations/Governance” section and is available in print to any shareholder who requests it.  The Company will disclose on its website or by the filing of a Form 8-K any substantive amendments to or waivers granted under the Code with regard to executive officers.

Anti-Hedging and Anti-Pledging Policies

The Company maintains a policy that prohibits all directors, executive officers and other designated individuals from hedging with respect to any of the Company’s securities.  This includes a prohibition on purchasing any instrument or engaging in any transaction, including put options or forward-sale contracts, with the purpose of offsetting or reducing exposure to the risk of price fluctuations in Company securities.  In addition, the Company’s policy strongly discourages directors, executive officers and other designated individuals from pledging Company securities to secure a loan, including holding such securities in a margin account, unless such person has the clear financial capability to repay any associated loan without resort to the pledged securities.  In addition, Company policy requires advance notice and pre-clearance of any such pledge or margin transaction.

Stock Ownership and Retention Requirements

In June 2018, the Compensation Committee recommended and the Board approved stock ownership and retention requirements applicable to our executive officers and members of our Board.  Under these guidelines, each elected officer (including the named executive officers) is required to hold shares of our common stock with a market value at least equal to a specific multiple of the officer’s base salary.  Non-employee directors are required to hold common stock with a market value equal to two times the annual cash retainer paid to such directors.  Our CEO is required to hold common stock valued at three times base salary, and other executive officers are required to hold common stock valued at two times base salary.

Officers and directors have five years from the date of adoption of the requirements or the date they become subject to the requirements, whichever is later, to meet the minimum ownership requirements.  If an individual does not own enough shares to meet the ownership requirements, that individual is required to retain at least 50% of all shares of our common stock that become owned or held pursuant to equity awards or stock grants from the Company under any compensation arrangements, until compliance with the ownership policy is achieved.

Communications with Directors

The Company and the Company’s Board of Directors believe it is important that a direct and open line of communication exist between the Company’s Board of Directors and its shareholders and other interested parties.  Any shareholder or other interested party who desires to contact the Company’s directors may send a letter to the following address:

Culp, Inc. Board of Directors
c/o Corporate Secretary
1823 Eastchester Drive
High Point, North Carolina  27265

Communications to directors will be handled by the office of the Corporate Secretary and forwarded as soon as practicable to the Lead Director designated by the independent directors.

The Company also has a separate policy that allows shareholders, employees or other interested parties to communicate with the Chairman of the Audit Committee of the Board of Directors to report complaints or concerns regarding accounting, internal accounting controls, or audit matters.  More details about this policy are available on the Company’s Internet website at www.culp.com, in the “Investor Relations/Governance” section under the heading “Complaint Procedures for Accounting, Internal Accounting Controls, or Auditing Matters.”

Director Nomination Process

The Corporate Governance and Nominating Committee is responsible for selecting persons to be recommended to the Board to fill vacancies on the Board, as well as persons to be recommended to the Board to be submitted to the shareholders as nominees for election as directors of the Company.  The charter of the Corporate Governance and Nominating Committee sets forth the specific responsibilities and duties of that committee, and a copy of the charter may be found on the Company’s Internet website at www.culp.com, in the “Investor Relations/Governance” section.  Among other things, the charter requires that the Corporate Governance and Nominating Committee consist of not less than three directors, each of whom must be independent as determined by the Board of Directors and as defined by New York Stock Exchange rules.  All of the current members of the Corporate Governance and Nominating Committee are independent directors.

The goal of the Corporate Governance and Nominating Committee is to create a Board that will demonstrate competence, objectivity, and the highest degree of integrity on an individual and collective basis.  In evaluating current members and new candidates, the Corporate Governance and Nominating Committee considers the needs of the Board of Directors in light of the current mix of director skills and attributes.  In accordance with the Corporate Governance Guidelines adopted by the Board, the Corporate Governance and Nominating Committee will seek a diversity of skills and backgrounds among directors in assessing candidates for membership on the Board.  The Corporate Governance and Nominating Committee will seek candidates who possess honesty and integrity, sound business judgment, financial literacy, strategic and analytical insight, and the ability to commit an adequate amount of time to make a productive contribution to the Board and the Company.  In addition, the Corporate Governance and Nominating Committee will seek to assure that one or more Board members possess each of the following characteristics: knowledge and experience in the Company’s industry, management experience, international business knowledge, expertise in accounting or financial analysis, and regulatory compliance expertise.  When the Corporate Governance and Nominating Committee is considering current Board members for nomination for reelection, the committee also considers prior Board contributions and performance, as well as attendance records for Board and committee meetings.

The Corporate Governance and Nominating Committee may seek input from other members of the Board and management in identifying and attracting director candidates who meet the criteria outlined above.  In addition, the committee may use the services of consultants or a search firm, although it has not done so in the past.  Recommendations from shareholders for nominees to the Board of Directors will be considered by the Corporate Governance and Nominating Committee if made in writing addressed to the Company’s Secretary at the Company’s main office.  In order to be considered, such recommendations must be received at least 60 days prior to the date of the meeting at which directors are to be elected.  Submissions should include information regarding a candidate’s background, qualifications, experience, and willingness to serve as a director.  Based on a preliminary assessment of a candidate’s qualifications, the Corporate Governance and Nominating Committee may conduct interviews with the candidate and request additional information from the candidate.  The committee uses the same process for evaluating all nominees, including those recommended by shareholders.

BOARD COMMITTEES AND ATTENDANCE

There are four standing committees of the Board of Directors: Executive Committee, Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee.  Each of the members of the Company’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee (and any director who served on such committees at any time during the fiscal year) has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent within the meaning of the director independence standards set forth in the regulations of the New York Stock Exchange and the Company’s categorical standards of independence.  Also, each of the members of our Audit Committee is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, and each of the members of our Compensation Committee is “independent” for purposes of Section 10C-1of the Securities Exchange Act of 1934.  The written charters of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are available on our website at www.culp.com in the “Investor Relations/Governance” section.

Executive Committee

The Executive Committee may exercise the full authority of the Board of Directors when the Board is not in session, except for certain powers related to borrowing and electing certain officers, and other powers that may not lawfully be delegated to Board committees.  Under current management practices, the Executive Committee exists mainly to act in place of the Board in cases where time constraints or other considerations make it impractical to convene a meeting of the entire Board or to obtain written consents from all Board members.  Up until December of 2018, the Executive Committee consisted of Messrs. Culp, III (Chairman), Saxon, and McAllister.  Following the passing of Mr. Culp, III, members of the Executive Committee were Messrs. Saxon (Chairman) and McAllister.  The Executive Committee did not hold any formal meetings during fiscal 2019, and all significant management decisions requiring action by the Board of Directors were considered and acted upon by the full Board.

Audit Committee

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent auditors of the Company, and must pre-approve all services provided.  The committee discusses and reviews in advance the scope and the fees of the annual audit and reviews the results thereof with the independent auditors. The auditors meet with the committee to discuss audit and financial reporting issues. The committee reviews the Company’s significant accounting policies, internal accounting controls, reports from the Company’s internal auditor, quarterly financial information releases, Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, and the Annual Report on Form 10-K filed with the Securities and Exchange Commission.  In addition, the committee reviews and approves all significant transactions between the Company and any related party, and reviews the Company’s risk assessment and risk management policies.

The current members of the Audit Committee are Mr. Jackson (Chairman), Mr. Davis, Ms. Decker, Mr. Larson and Mr. McAllister.  The Board of Directors has determined that all members of the Audit Committee are financially literate as defined by the rules of the New York Stock Exchange.  In addition, the Board has determined that Ms. Decker and Mr. Jackson each qualify as an “audit committee financial expert” for purposes of the rules and regulations of the Securities and Exchange Commission adopted pursuant to the Sarbanes-Oxley Act of 2002.

Compensation Committee

The Compensation Committee reviews the performance of the chief executive officer and determines the chief executive officer’s compensation after consulting with the Board of Directors.  The Compensation Committee performs the same functions with regard to other executive officers after consulting with the chief executive officer.  The committee also makes recommendations to the Board regarding incentive compensation plans and equity-based plans, and it administers the incentive compensation and equity-based plans after they are adopted.  In performing its obligations, the Compensation Committee regularly meets with and consults with the chief executive officer, and occasionally other executive officers, to receive their recommendations regarding executive compensation.

In fiscal 2019, the Compensation Committee engaged John Bloedorn as a third-party advisor to provide advice, research, evaluation and design services related to executive compensation.  Mr. Bloedorn provided advice to the Compensation Committee on market trends and best practices in executive compensation, the structure and design of the Company’s compensation program, and the relationship between executive compensation and Company performance.  Mr. Bloedorn also has assisted the Compensation Committee in defining the list of peer companies the Compensation Committee uses to compare the Company’s pay practices and levels to those of other companies within our industry or related industries. During fiscal 2019, Mr. Bloedorn did not provide any services to the Company other than the assistance it provided to the Compensation Committee.

The committee’s charter does not address its ability to delegate its authority to others, and although it may have such power, in practice the Compensation Committee approves all final decisions regarding changes in the compensation of executive officers.  The current members of this committee are Mr. Jackson (Chairman), Mr. Davis, Ms. Decker, Mr. Larson and Mr. McAllister.

Corporate Governance and Nominating Committee

The current members of the Corporate Governance and Nominating Committee are Mr. Larson (Chairman), Mr. Davis, Ms. Decker, Mr. Jackson and Mr. McAllister.  The committee reviews and recommends to the Board candidates for appointment to fill vacancies on the Board as well as candidates for selection as director nominees for election by shareholders. The Corporate Governance and Nominating Committee also considers and makes recommendations to the Board on other matters relating to the size and function of the Board and its committees, to the Board’s policies and procedures, and to corporate governance policies applicable to the Company.

Attendance

During the fiscal year ended April 28, 2019, the Board of Directors had eleven meetings; the Audit Committee had eleven meetings; the Compensation Committee had seven meetings; and the Corporate Governance and Nominating Committee had six meetings.  Each Board member then on the Board attended at least 75% of the aggregate number of the meetings of the Board of Directors and of the committees on which he or she then served.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis section is intended to give an overview of our compensation program and policies, the material compensation decisions we have made under those program and policies with respect to our named executive officers, and the material factors that we considered in making those decisions.  The named executive officers of the Company during fiscal 2019 (our “NEOs”) were as follows:

Name	Title
Franklin N. Saxon	Chairman and Chief Executive Officer (1)
Robert G. Culp, IV	President, Chief Operating Officer, and President, Culp Home Fashions Division (2)
Boyd B. Chumbley	President, Culp Upholstery Fabrics Division
Kenneth R. Bowling	Senior Vice President, Chief Financial Officer, and Treasurer
Thomas B. Gallagher	Corporate Controller, Assistant Treasurer, and Assistant Secretary
Robert G. Culp, III	Former Chairman (deceased)

(1)	Mr. Saxon was elected as Vice Chairman of the Board effective October 1, 2018, and was elected as Chairman of the Board on April 18, 2019.

(2)	Mr. Culp, IV was elected as Chief Operating Officer of the Company effective October 1, 2018 and was elected as President of the Company on March 6, 2019.

The Compensation Committee of our Board of Directors (the “Committee”), which is made up solely of independent directors, leads and directs our executive compensation program.  Additional details about the individual compensation of each NEO and the annual review of compensation for our NEOs is contained in the sections that follow, and this Compensation Discussion and Analysis should be read in connection with that information.

Executive Summary

The Committee has adopted an executive compensation strategy statement, which provides that the primary purpose of the Company’s executive compensation program is to support growth in earnings, return on capital, and shareholder value.  The compensation structure adopted by the Committee for NEOs seeks to accomplish these goals by relying heavily on incentive-based compensation that is linked to the Company’s financial results, as opposed to fixed compensation.

Base salaries for NEOs are set at levels that are believed to be below market levels based on data from comparable peer companies, and NEOs then have the opportunity to earn significant additional compensation through short term and long term incentive plans that can result in compensation above market levels if the Company achieves superior financial results.

Short term (annual) incentive compensation is based on economic value added (EVA), which is a performance measure that is similar to return on capital, and in fiscal 2019 required a capital charge (blended based on the applicable method of calculation for fiscal 2019) of 13.9% for our corporate shared services reporting unit, 14.4% for our mattress fabrics reporting unit, and 17.9% for our upholstery fabrics reporting unit before any EVA was credited to an annual incentive fund for each such reporting unit.

Long term incentive compensation for fiscal 2019 is based on growth in adjusted operating income and the Company’s stock price (based on comparative total shareholder return).  Through the use of performance-based restricted stock units (RSUs), variable amounts of Company stock are awarded to the NEOs only upon the attainment of growth rate hurdles for cumulative three-year operating income (excluding non-recurring items).  The plan is calibrated such that it has a target burn rate of less than 1%.  In addition to these major elements of executive compensation, the Company provides a limited selection of additional benefits and perquisites to NEOs.

Company Performance Highlights and Effects on Compensation

During fiscal 2019, the Company experienced difficult business conditions arising from global trade disruptions, including the increase of low-priced mattress imports from China and tariff uncertainty, as well as an overall weaker retail environment late in the fiscal year.  These conditions resulted in decreased sales and affected profits, particularly for the Company overall and for our mattress fabrics operating division, causing 2019 Economic Value Added (EVA) to be lower than fiscal 2018.  As a result, no annual incentive compensation was earned for NEOs in our corporate shared services or mattress fabrics reporting units.  However, in consideration of the extraordinary and unforeseen disruption surrounding the mattress industry throughout fiscal 2019, primarily as a result of the substantial increase in low-priced mattress imports from China in violation of U.S. trade laws, the Committee approved the payment of a limited amount of discretionary bonuses to certain of the NEOs in our corporate shared services reporting unit.  2019 EVA remained at a level that led to annual incentive compensation payments for one NEO in our upholstery fabrics reporting unit that was near target level.

Operating income (excluding non-recurring items) over the three years ending with fiscal 2019 is the performance measure for long-term incentive compensation.  Operating results over that period were very strong in the first year of the period, modestly lower in fiscal 2018, and significantly lower in fiscal 2019.  As a result, both the Company as a whole and the mattress fabrics division failed to achieve the pre-established entry-level (threshold) for three-year cumulative operating income required in connection with RSUs granted in fiscal 2017 under the Company’s long-term incentive plan.  Accordingly, no shares were granted to our corporate shared services or mattress fabrics reporting units for RSUs granted in fiscal 2017, including no shares for the CEO or other NEOs in such divisions.  The cumulative operating income over the three-year period for the Company’s upholstery fabrics division resulted in a grant of shares to one NEO in the upholstery fabrics operating division at the target level for RSUs granted in fiscal 2017.

The Committee determined that overall operating results and the performance of our NEOs reflected the Company’s pay for performance philosophy and supported the levels of compensation paid to these individuals in fiscal 2019.  In addition to the financial results reported, the management team also completed a number of important corporate initiatives, including the closure of our Anderson, South Carolina facility, the integration of an acquisition completed late in fiscal 2019, and the closing and integration of another majority acquisition completed early in fiscal 2019.

Overview and Objective – Compensation Strategy

The primary purpose of our executive compensation program is to support the corporate business goals of increasing our earnings, return on capital and shareholder value.  We believe the best way to accomplish this purpose is to focus the program on these objectives:

●	Embracing a pay for results philosophy. Total pay is directly aligned with Company performance success through the use of management incentives;

●	Attracting and retaining management with the knowledge, skills and ability to lead the Company successfully;

●	Fairly compensating management for their service to our Company, which in turn helps to retain and motivate them; and

●	Aligning the long-term interests of management with those of our shareholders.

Our Compensation Committee’s policy is to provide compensation for our executive officers that represents conservative salaries coupled with challenging performance-based incentives.  As such, our executive compensation program is sensitive to:

(1)	The compensation paid to executive officers at comparable companies but accomplished through lower salaries and higher annual incentive opportunities, coupled with lower long-term incentives;

(2)
Our financial performance compared against challenging return on capital-type targets (currently an EVA, or Economic Value Added, measure) for annual incentives, and operating income and total shareholder return for long-term incentives;

(3)	Each individual officer’s contribution to our Company.

Our corporate culture and compensation philosophy calls for rewarding successful results, rather than effort, through performance-based and variable incentives.  Our compensation program is intended to support the following:

●	continuing to be the industry market leader in product innovation;

●	a planned and disciplined approach to managing the business and capital utilization;

●	maintaining a strong focus on growth, return on capital and shareholder returns;

●	prudent/calculated risk taking;

●	being more team-oriented than individual accountability oriented;

●	decision making that is decentralized as pertains to sales, marketing and operations; and centralized as pertains to strategic matters; and

●	a balanced time perspective as relates to the long term and the short term.

Compensation Elements

The overall compensation program consists of base salary, annual incentives, long-term incentives and benefits.  These benefits include a 401(k) plan, health and other welfare benefits, supplemental non-qualified deferred compensation, life insurance and limited perquisites such as auto allowance.  Certain executive officers also participate in a severance protection plan.  Further details about the elements of our compensation program for fiscal 2019 are set forth on the following pages.

Element	Form of compensation	Purpose	Performance criteria

Base salary	Cash	Providing a competitive but conservative level of fixed compensation that appropriately balances the need to be market competitive and the need to control fixed costs	Not performance-based

Annual incentive bonus	Cash	Creating an incentive for executive officers to direct their efforts toward achieving specified Company financial goals	Economic value added (EVA), which reflects return on capital

Long-term incentive awards	Performance-based restricted stock units, or other equity-based awards	Creating an incentive for meeting or exceeding longer-term financial goals and encouraging an equity stake in our Company	Cumulative adjusted operating income and common stock price

Health and welfare plans
Eligibility to receive available health and other welfare benefits paid for, in whole or in part, by the Company, including broad-based medical, life insurance and disability plans, and a severance plan
		Providing a competitive, broad-based employee benefits structure	Not performance-based

Retirement plans	Eligibility to participate in, and receive Company contributions to, our 401(k) plan (available to all employees) and, for certain officers, a supplemental non-qualified deferred compensation plan	Providing competitive retirement-planning benefits to attract and retain skilled management	Not performance-based

Split-dollar life insurance	Company-paid life insurance for the benefit of Mr. Culp, III, our former Chairman	Providing an additional death benefit in a cost-effective manner	Not performance-based

Perquisites	Automobile allowance or lease, plus business club dues for Mr. Culp, III, our former Chairman	Providing limited business related perquisites	Not performance-based

Severance protection plan	Eligibility to receive cash severance in connection with termination in anticipation of or within a defined period after a change of control	Providing a competitive compensation package and ensuring continuity of management in the event of any actual or threatened change in control of our Company	Not performance-based

Position Relative to Market and Peer Comparison Group

Periodically the Compensation Committee has compared the Company’s pay practices and levels of pay to those of other companies within our industry or related industries from which we might seek or possibly could lose management talent.  The Committee views such data to be useful information but does not believe such data should be deemed the best and final determinant of its compensation decision-making.  The Committee makes prudent distinctions between Culp’s executive compensation program and the practices at comparable companies when deemed necessary to maintain an effective compensation program.  It is the Company’s belief that, in the final analysis, performance rather than benchmarking data should drive its executive compensation decisions.

The Committee periodically undertakes an update and further refinement of the group of peer companies that it reviews in connection with analyzing compensation levels for Company executives.  The Committee engages a compensation consultant to advise it about a number of compensation-related issues, including development of an appropriate list of peer companies.  The consultant identified 17 companies in the same or related industries as the Company, most of which have revenues between three times and one-third of the Company’s revenues.  Information concerning compensation at the 17 companies in this group was considered in setting executive compensation levels for fiscal 2019.  However, as noted above, it is the Company’s financial performance rather than benchmarking data that drives executive compensation.

The group of 17 companies was as follows:

AAON, Inc.
Bassett Furniture Industries, Inc.
CSS Industries, Inc.
Delta Apparel, Inc.
Ethan Allen Interiors, Inc.
Flexsteel Industries, Inc.
Haverty Furniture Companies, Inc.
Hooker Furniture Corp, Inc.
Nautilus, Inc.
PGT Innovations, Inc.
Rocky Brands, Inc.
Summer Infant, Inc.
Superior Uniform Group, Inc.
The Dixie Group
Trex Company, Inc.
Unifi, Inc.
Xerium Technologies, Inc.

The Committee has identified what it believes to be appropriate positioning targets for our compensation program relative to the market and in accordance with various performance levels.  A summary of these positioning objectives is as follows:

Desired Pay Positioning Relative to Competitive Employment Market at Various Performance Levels
	Base Salary	+	Annual Incentive	=	Total Cash Compensation	+	Long-Term Incentive	=	Total Direct Compensation
At Threshold Company Performance	Below Market	+	Below Market	=	Below Market	+	Significantly Below Market	=	Well Below Market
At Target Company Performance	Below Market	+	Above Market	=	At Market	+	Below Market	=	Slightly Below Market
At Superior Company Performance	Below Market	+	Significantly Above Market	=	Above Market	+	At Market	=	Slightly Above Market

Base Salary

Our Compensation Committee considers base salaries to be a fixed expense and sets them conservatively for our NEOs.  In doing so, consideration is given to:

(1)  each individual officer’s level of responsibility;

(2)  each individual officer’s assessed performance contribution to our Company; and

(3)  base salaries paid to executive officers at comparable companies.

In setting base salaries, the Committee has sought to establish annual amounts that are generally somewhat below the average amounts at comparable peer companies, in keeping with our philosophy to pay conservative salaries and allow executives the opportunity to earn significant additional compensation through performance-based incentive compensation.

The Committee considered detailed peer company information, which confirmed that the base salaries of our top executives were consistent with our compensation philosophy.  In setting base salaries for the NEOs, the Committee also considers each officer’s performance and contribution to our Company in the prior fiscal year, the Company’s financial performance, and management’s recommendation.

In August of 2018, the Committee took action to adjust base salaries for the NEOs.  At such time, in light of the recent financial results for the Company that were below expectations, Mr. Culp, III and Mr. Saxon did not receive salary increases at their request.  The Committee approved the CEO’s recommendation to increase the salaries of Mr. Culp, IV and Mr. Chumbley by three percent, in line with compensation adjustments for most officers and employees made during the preceding year and in order to keep salaries within the desired relationship to the market.  The Committee also approved the CEO’s recommendation to increase the salary of Mr. Bowling by five percent, based upon an assessment of outstanding performance and increased workload during fiscal 2018 and in order to keep salaries within the desired relationship to the market.

Additionally, effective October 1, 2018, the Company undertook certain changes in our management structure.  The role of Mr. Culp, III, the Company’s Chairman at such time, was modified such that Mr. Culp, III became less involved in day to day management and was no longer a full-time employee or executive officer of the Company.  Mr. Culp, III remained on the Board and continued to serve as Chairman of the Board, and also provided consulting services to the Company on an ongoing basis.  At such time, Mr. Saxon was elected Vice Chairman of the Board, and Mr. Culp, IV was elected Chief Operating Officer of the Company and assumed expanded responsibilities for overseeing the operations of all of the Company’s businesses.

In connection with such changes in management structure, the Committee approved an amended compensation arrangement for Mr. Culp, III, including annual cash compensation of $550,000, paid in monthly installments.  Mr. Culp, III’s participation in the Company’s employee benefit programs, as well as his auto allowance and other perquisites, were terminated.  The Committee also approved certain changes in the compensation arrangements for Mr. Saxon and Mr. Culp, IV at such time in connection with their increased responsibilities, including a salary increase of four and a half percent for Mr. Saxon and a salary increase of eight percent for Mr. Culp, IV.

Annual Incentive Bonus

Our annual incentive plan provides for potential bonus payments to plan participants based upon an economic value added (EVA) performance measure, which rewards return on capital results and focuses on income produced in excess of a “capital charge” threshold defined by the Committee (initial capital charge of 18% for fiscal 2019, with adjustments for each reporting unit as described below to arrive at a blended capital charge hurdle for each reporting unit).

EVA continues to be calculated using operating income, before bonus payments and non-recurring items, less a cost of capital charge, for the appropriate reporting unit.  For fiscal 2019, the EVA calculation was changed from prior years such that certain limited categories of capital employed are charged a different capital charge percentage to determine the total blended capital charge for a reporting unit.

For operating divisions, goodwill and other intangibles associated with acquisitions, as well as construction in process for property, plant and equipment, are excluded from the capital base, real estate is charged at a 6% cost of capital rate, and the remaining capital (operating capital) continues to be charged at the full 18% capital charge in effect in prior years.  The total cost of capital charge calculated using this method is subtracted from operating income before bonus payments and non-recurring items to determine the EVA for a reporting unit.  For fiscal 2019, this calculation resulted in a blended capital charge of 14.4% for our mattress fabrics division and 17.9% for our upholstery fabrics division.

For the corporate shared services reporting unit, EVA is calculated in the same way as for operating units as described above, except that intangible items are included (together with real estate, but not construction in process for property, plant and equipment) in the categories of capital that are charged at a 6% cost of capital rate, with the remaining capital base continuing to be charged the full 18% rate.  For fiscal 2019, this calculation resulted in a blended capital charge of 13.9% for our corporate shared services reporting unit.

EVA is not recorded until the operating income of the relevant reporting unit (prior to bonus payments and excluding non-recurring items) surpasses this applicable capital charge hurdle.  The Committee believes that the 13.9%, 14.4% and 17.9% capital charge, respectively, for each reporting unit, is a high rate when compared to most companies that use a similar EVA-based compensation program, meaning that significant return occurs for the benefit of the Company (and ultimately shareholders) before executives qualify for annual incentive bonuses.

The awards under the annual incentive plan are issued pursuant to our 2015 Equity Incentive Plan and provide for bonuses based upon the EVA of the entire Company in the case of corporate senior officers and managers, and upon the EVA of one of our two divisions (upholstery fabrics and mattress fabrics) in the case of management of each of the respective divisions.  Messrs. Culp, III; Saxon; Bowling; Gallagher; and, beginning in fiscal 2019, Mr. Culp, IV, participate in the plan that awards bonuses based upon the EVA of the Company.  Mr. Chumbley participates in the plan that awards bonuses based on the EVA of the Culp Upholstery Fabrics (CUF) division.  In connection with the changes in management structure on October 1, 2018 described above with respect to Mr. Culp, III, the annual incentive bonus arrangement previously approved for Mr. Culp, III during the time he served as executive Chairman was amended to provide that his annual incentive bonus would be paid on a pro rata basis for the five months of the 2019 fiscal year during which he served as an executive officer, to the extent annual incentive compensation, if any, is earned by other management personnel who participated in the bonus plan before the change in Mr. Culp, III’s status.

To the extent that EVA above the applicable “capital charge” is produced by a reporting unit in a fiscal year, a sharing percentage is used to determine the bonus pool for the award recipients from that reporting unit.  The sharing percentage and target levels of EVA for each reporting unit are established by the Committee based upon past and expected financial performance, management’s recommendations and the advice of our compensation consultant.  The sharing percentage for award recipients increases if the reporting unit achieves EVA above the target level.

The awards under the annual incentive plan are subject to a clawback feature providing that amounts earned pursuant to the awards be repaid to the Company if reported financial results are subject to a material negative restatement such that the amount earned or vested would have been lower using the restated financial results.

For fiscal 2019, the Committee established a maximum level performance goal that could result in maximum annual incentive bonus payments of 2.5 times the target bonus amount.  Performance targets for the maximum level were set at amounts that were considered very challenging by the Committee.  The bonus pool is divided among the recipients from the reporting unit in accordance with proportions established by the Committee.  The bonus amounts paid under this plan to our NEOs are reflected in the Summary Compensation Table in the “Non-Equity Incentive Compensation” column.  For our NEOs who participated in the plan, the target levels of EVA and potential annual incentive bonus payments, as well as actual results achieved, are described in the “Grants of Plan-Based Awards” section following the Summary Compensation Table.  Bonus amounts earned under the EVA annual incentive plan for fiscal 2019 were paid in cash.

Long-Term Incentive Awards

Based upon our overall compensation strategy, the Committee has established a program of granting long-term incentive awards to our NEOs pursuant to the Company’s 2015 Equity Incentive Plan.  These awards are paid in shares of our common stock that may or may not vest, based upon cumulative operating income results (excluding non-recurring items) over a three-year performance period.  Beginning with the long-term incentive equity awards granted in fiscal 2018, a relative total shareholder return (TSR) moderator was added to the performance criteria for NEOs, such that the ratio of the Company’s stock performance to the performance of the Russell 2000 Index can further affect the number of shares earned under these awards.

This long-term incentive program was expanded in fiscal 2016 to include certain non-officer employees.  The number of equity awards granted to any individual is based upon the Committee’s assessment of that individual’s level of responsibility and ability to affect operating income and the Company’s common stock price.  In making that judgment, the Committee also considers our overall compensation strategy, the advice of our compensation consultant, management’s recommendation and the remainder of the recipient’s compensation package.

A total of 44,499 restricted stock units were granted to NEOs for fiscal 2019 (compared to 39,098 units for fiscal 2018), with each unit consisting of the right to receive zero to two shares of the common stock of the Company based on attainment of operating income excluding certain one-time or unusual items of the Company, or the division that employs the award recipient, during the three fiscal years following the grant.  Mr. Culp, III was not included in the restricted stock unit grants for fiscal 2019, based upon the expectation of reduced responsibilities over the three-year period covered by the awards.  For fiscal 2019, the Committee again included Company personnel other than NEOs in the long-term incentive program and granted 35,100 restricted stock units to these individuals to provide additional performance and retention incentives to a larger group of key personnel.

The total commitment of 79,599 restricted stock units represents a modest burnrate (number of shares utilized as a percent of common shares outstanding) of 0.64% at a target award level when compared to the peer group companies or broader samplings such as the S&P 500.  The units will also vest in the target amounts for each award recipient upon an adverse change in circumstances in connection with a change in control (a “double trigger” change in control feature) or the termination of the recipient’s employment without cause or by reason of his death or disability.  These awards are subject to a clawback feature providing that amounts earned pursuant to the awards be repaid to the Company if reported financial results are subject to a material negative restatement such that the amount earned or vested would have been lower using the restated financial results.

The long-term incentive awards granted under this program to our NEOs are reflected in the Summary Compensation Table in the “Stock Awards” column.  For our NEOs who received grants under this program in fiscal 2017, 2018 and 2019, the number of unearned units that have not vested and the market value of such unearned units are reflected in the “Outstanding Equity Awards at Fiscal Year-End” table.  Shares of stock that were acquired by NEOs in fiscal 2019 pursuant to vesting of long-term incentive restricted stock unit awards are shown in the “Option Exercises and Stock Vested” table.

Health and Welfare Plans

Our current health and welfare benefit plans are open to all full-time employees.  Under each plan, the NEOs receive either the same benefit as all other salaried employees or a benefit that is exactly proportional, as a percentage of salary, to the benefits that others receive.  For example, the amount of each individual’s Company-paid life insurance policy is based on his or her base salary.

Retirement Plans

401(k)

Participation in our tax-qualified 401(k) plan is available to all of our full-time employees over the age of 21 with at least three months of service.  This plan allows our employees to save money for retirement in a tax-advantaged manner.  All of our NEOs currently participate in this plan.  For each participant for fiscal 2019, we contributed 100% of the first 4% of salary that the participant contributed to the plan.  This is the level of matching contribution that the plan prescribes pursuant to changes implemented in January 2018.

Supplemental non-qualified deferred compensation plan

We provided a supplemental non-qualified deferred compensation plan during fiscal 2019 for all of our NEOs.  Under this plan, we contributed an amount equal to 15% of Mr. Culp, III’s and Mr. Saxon’s base salary to their plan accounts prior to the change in management on October 1, 2018, as described above.  Following such change, Mr. Culp, III no longer received contributions under this plan, and the Company’s contribution to Mr. Saxon’s account under the plan increased from 15% to 17.5% of Mr. Saxon’s base salary.  For Mr. Culp, IV; Mr. Chumbley; and Mr. Bowling, the Company contributed an amount equal to 12.5% (increased from 10%) of their respective base salaries for fiscal 2019 to their plan accounts. The Company did not make contributions to Mr. Gallagher’s account under the plan for fiscal 2019. The plan also allows participants to defer up to 100% of their respective base salaries and/or annual incentive bonuses after meeting withholding tax requirements.

Split-dollar Life Insurance Plan

In connection with the changes in management structure described above with respect to Mr. Culp, III, our former Chairman, the Company continued its participation in a split-dollar life insurance arrangement, pursuant to an agreement in place with Mr. Culp, III for more than 20 years, and under which the Company receives all premiums it has paid under the agreement upon the death of Mr. Culp, III.  Following Mr. Culp’s death in December 2018, the policy was settled with the Company receiving an amount equal to the total policy premiums we had paid, and the beneficiaries named under the policy receiving the remaining policy proceeds.

Perquisites

We provide only very limited perquisites.  During fiscal 2019, the only perquisite provided to most of our NEOs was an automobile allowance.  Prior to the change in management described above with respect to Mr. Culp, III, we also paid dues to a business club in High Point for Mr. Culp, III, for purposes of meeting with customers and other business contacts while Mr. Culp, III was an employee of the Company.

Severance Protection Plan

We have maintained a severance protection plan for many years that covers certain of our officers, including all of our NEOs except Mr. Gallagher and, beginning in fiscal 2019, Mr. Culp, III.  The plan operates through written agreements we have with each officer.  Under each of these agreements, the officer will be entitled to receive payment from the Company in certain circumstances if the officer’s employment terminates in anticipation of, or within a particular time period following, a change of control of our Company.  The agreements are “double trigger” arrangements that only allow an executive to receive a change of control severance payment if he/she is terminated without cause or can demonstrate an adverse change in his/her conditions of employment.

In each case, upon the officer’s termination, the Company would pay the officer an amount that is approximately double his/her total cash compensation at the time of termination.  Total cash compensation means base salary plus the target annual incentive bonus for the fiscal year in which the termination occurs.  In addition, if the termination were to occur prior to the annual bonus payout for the prior fiscal year, the officer would be entitled to that bonus payment (to the extent earned for such period) as well.

Each agreement also provides for an additional payment of one year’s total cash compensation to the officer in exchange for non-competition covenants.  In no case, however, will the executive recipient receive more than the amount permitted by Section 280G of the US Internal Revenue Code relating to excess parachute payments.  Thus, excise tax liabilities are avoided.  For information about these covenants, the circumstances in which payments under the agreements would be triggered and the estimated amounts of the payments to our NEOs, see “Potential Payments Upon Termination or Change of Control.”

Consideration of Shareholder Advisory Vote and Changes for Fiscal 2020

At the Company’s 2018 annual meeting of shareholders, 99.6% of the shares for which votes were cast voted to approve the compensation paid to our NEOs.  The Compensation Committee viewed this as a strong endorsement of the Company’s compensation philosophy and the compensation paid to its executives.

Over the past several fiscal years, the Committee has taken action to enhance various aspects of its compensation program, including:

−	adding a relative total shareholder return (TSR) element to the performance criteria for the LTIP program for NEOs

−	enhancing and expanding anti-hedging and anti-pledging policies

−
changing the change in control provisions of additional compensation plans and awards to a “double trigger,” requiring adverse consequences in addition to a change in control before accelerated vesting of compensation or other benefits

−	adding a clawback feature to the annual incentive plan for NEOs to match the previously existing clawback feature in the LTIP award agreement

−	adopting share ownership and share retention requirement policies applicable to executive officers and board members

Interactions with shareholders and shareholder advisory services, along with the 99.6% approval vote noted above, caused the Committee to believe the Company’s compensation program is generally well supported.  Thus, many elements of the Committee’s approach to executive compensation for fiscal 2020 have remained consistent with the approach in fiscal 2019, with changes as noted below.

In July 2019, the Committee took action to adjust the salaries of executive officers.  The salary of Mr. Saxon was increased by eleven percent, based upon his increased responsibilities as Chairman of the Board.  The salary of Mr. Culp, IV was increased by eight percent, based upon increased responsibilities in connection with his election as President and Chief Operating Officer during the past fiscal year.  The salaries of Mr. Chumbley and Mr. Gallagher were increased by three percent, in line with compensation adjustments for most officers and employees made during the preceding year.  The salary of Mr. Bowling was increased by ten percent, based upon increased workload during the past fiscal year as well as Mr. Bowling’s election as Executive Vice President during the fiscal 2020 year.

The annual incentive bonus program has been renewed for fiscal 2020, again using economic value added (EVA) as the performance measurement.  EVA continues to be calculated using operating income, before bonus payments and non-recurring items, less a cost of capital charge, for the appropriate reporting unit, but unlike the calculation for fiscal 2019, the Committee did not establish any adjustments to the capital charge hurdle threshold, and only the corporate shared services reporting unit maintains accountability for goodwill and intangible balances.

For fiscal 2020, based upon the extraordinary business headwinds the Company faced during fiscal 2019 with tariffs and the significant increase in imports of low-cost mattresses from China, and the potential for this uncertainty to continue in fiscal 2020, the Committee set the capital charge hurdle threshold at 10% for the corporate shared services reporting unit (lowered from the blended capital charge rate of 13.9% in fiscal 2019), and 12% for the operating division reporting units (lowered from the blended capital charge rate of 14.4% for the mattress fabrics division and 17.9% for the upholstery fabrics division).  The Committee set two capital charge threshold points (one for the corporate shared services reporting unit and another for the operating division reporting units), rather than one rate that was then adjusted into a blended rate for each reporting unit as in fiscal 2019.

This simplified methodology sets two challenging rates, with a lower rate for the corporate shared services reporting unit because it maintains responsibility for goodwill and intangibles.  Importantly, EVA is not recorded, and no bonus is accrued, until the operating income of the relevant reporting unit (prior to bonus payments and excluding non-recurring items) surpasses the applicable capital charge hurdle for such unit.  The Committee believes that the capital charge thresholds for each reporting unit remain at high rates when compared to most companies that use a similar EVA-based compensation program.

Consistent with the program in prior years, the annual incentive bonuses under the plan, if any, will be paid in cash.  Target EVA levels for each reporting unit have been established by the Committee, and target bonus levels for all NEOs have been established, ranging from 30% to 100% of annual salary.

Maximum bonus awards for fiscal 2020 were set at 200% of target bonus levels, reduced from 250% maximum bonus level for fiscal 2019, with that level of bonus being paid if financial performance goals are met that the Committee considers to be very challenging.  This reduction in the maximum bonus level was done in recognition of the lower capital charge thresholds for fiscal 2020.

The practice of granting long-term incentive equity awards was continued for fiscal 2020.  The Committee implemented a change in the grants awarded under the LTIP plan for fiscal 2020 to include both grants of performance-based restricted stock units and grants of time-based restricted stock units which vest three years after the date of grant if the participant remains employed with the Company.  Grants to all participants under the plan consist of one-half performance-based units and one-half time-based units, except that grants for the chief executive officer remain entirely performance-based, with no time-vested component.  This change was implemented to continue our focus of aligning the long-term interest of management with those of our shareholders and retaining executive talent.

For the chief executive officer, the Committee made a grant consisting solely of performance-based restricted stock units, with terms similar to those granted in fiscal 2019.  For all other NEOs, the Committee made grants consisting one-half of time-based restricted stock units and one-half of performance-based restricted stock units, with terms similar to those granted in fiscal 2019.  Grants of performance-based restricted units are structured so that shares would be vested at one share per unit for performance at the target level, with a reduction down to zero shares per unit at the “entry point” (threshold) of twenty percent lower than target (lowered from ten percent below target last year), and a potential vesting of two shares per unit (maximum vesting) for performance at twenty percent higher than target.  The actual number of vested shares is calculated on a pro rata basis between the threshold and maximum levels.

The vesting conditions for the performance-based awards granted to NEOs continue to include a total shareholder return (TSR) moderator such that the number of shares earned pursuant to the performance-based LTIP awards can increase or decrease based on the Company’s relative TSR performance over the three-year plan period as compared to the TSR of the Company’s peer group companies (rather than the Russell 2000 Index, the fiscal 2019 TSR moderator) over the same period.  If the Company’s three-year TSR result puts the Company in the top quartile of its peer company group, the number of shares earned is increased by 25% (except that the total number of shares earned cannot exceed the maximum of two shares per unit), and if the Company’s three-year TSR result puts the Company in the bottom quartile of its peer company group, the number of shares earned is decreased by 25%.  If the Company’s three-year TSR result is between the 25th and 75th percentile of the Company’s peer company group, no adjustment to the number of earned shares will be made.

Including awards for non-executives, the maximum number of shares that could be issued under the fiscal 2020 LTIP is 158,479.  For the NEOs, the number of units and number of shares of common stock that would vest upon attainment of target operating income levels include a grant to Mr. Saxon of 27,042 performance-based restricted units (maximum of 54,083 shares); a grant to Mr. Culp, IV of 17,036 units, of which 8,518 units are time-based restricted units and 8,518 units are performance-based restricted units (maximum of 17,036 shares with respect to the performance-based units); a grant to Mr. Chumbley is 12,691 units, of which 6,346 are time-based restricted units and 6,346 are performance-based restricted units (maximum of 12,691 shares with respect to the performance-based units); a grant to Mr. Bowling of 9,843 units, of which 4,922 are time-based restricted units and 4,922 are performance-based restricted units (maximum of 9,843 shares with respect to the performance-based units); and a grant to Mr. Gallagher of 1,500 units, of which 750 are time-based restricted units and 750 are performance-based restricted units (maximum of 1,500 shares with respect to the performance-based units).

The supplemental non-qualified deferred compensation plan was also continued for fiscal 2020, with Company contributions to the account of Mr. Saxon, Mr. Chumbley and Mr. Bowling unchanged from fiscal 2019, and Company contributions to the account of Mr. Culp, IV increased from 12.5% to 15% of his base salary.

Conclusion

Our Compensation Committee has considered each of the elements of the named executive officers’ compensation as described above.  It also has considered the total amounts of current compensation, retirement compensation and potential compensation from equity awards and severance protection that these elements provide to the officers.  The Committee believes the amount of each compensatory element and the total amount of compensation for each named executive officer is reasonable and appropriate in light of the officer’s experience and individual performance contribution, and our recent operational and financial results.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K.  Based on its review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

The foregoing report has been furnished by members of the Compensation Committee.

Fred A. Jackson, Chairman
Perry E. Davis
Sharon A. Decker
Kenneth R. Larson
Kenneth W. McAllister

SUMMARY COMPENSATION TABLE

The following table shows the compensation we paid for fiscal 2017, 2018 and 2019 to our named executive officers.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)*(1)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)**	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)***	All Other Compensation ($) (i) (2)	Total ($) (j)
Franklin N. Saxon Chairman and Chief Executive Officer (3)	2019 2018 2017	441,857 430,405 416,904	-- -- --	327,220 421,853 412,272	-- -- --	45,000 396,019 1,044,796	72,075 72,932 52,954	225,300 202,318 158,508	1,111,452 1,523,527 2,085,434

Robert G. Culp, IV President, Chief Operating Officer and President, Culp Home Fashions Division (4)	2019 2018 2017	312,768 292,301 277,550	-- -- --	194,429 229,033 205,856	-- -- --	28,250 213,226 485,117	5,707 5,463 4,686	68,238 53,778 56,823	609,392 793,801 1,030,032

Boyd B. Chumbley President, Culp Upholstery Fabrics Division	2019 2018 2017	266,072 260,387 247,229	-- -- --	162,999 191,259 171,136	-- -- --	162,024 174,869 272,613	8,534 7,504 5,251	67,813 57,176 56,955	667,442 691,195 753,184
Kenneth R. Bowling Senior Vice President, Chief Financial Officer, and Treasurer	2019 2018 2017	234,102 225,417 213,945	-- -- --	116,835 121,380 105,784	-- -- --	21,280 103,586 241,273	5,883 5,547 4,647	56,930 51,126 53,952	435,030 507,056 619,601
Thomas B. Gallagher Corporate Controller, Assistant Treasurer and Assistant Secretary Robert G. Culp, III Former Chairman (5)	2019	164,639	--	29,220	--	9,918	84	9,472	213,333

	2019 2018 2017	318,768(6) 338,437 327,567	-- -- --	-- 281,745 275,324	-- -- --	-- 311,158 820,910	15,899 24,923 23,195	88,282 164,012 158,997	422,949 1,120,275 1,605,993

*            The stock award expense reflected in column (e) of the Summary Compensation Table is for restricted stock units we granted in fiscal 2019, 2018, and 2017, respectively.

**          Payments are made in the first quarter following completion of the fiscal year.

***        Column (h) of the Summary Compensation Table shows the amount of interest earned during the fiscal year on the officer’s account balance under our supplemental non-qualified deferred compensation plan that the Securities and Exchange Commission considers to be “above market.”   The Compensation Committee is responsible for setting this interest rate.  The current rate, which is the rate for 30-year treasury notes plus 2.5%, has been in place since fiscal 2003.  For more information about this plan, see “−Non-Qualified Deferred Compensation” below.

(1)
These numbers reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for fiscal 2017 through fiscal 2019 for equity-based awards granted to each officer, with these awards calculated based on the probable level of achievement at the time of grant.  The awards therefore reflect the estimated aggregate compensation expense to be recognized in the Company’s financial statements over the relevant service period determined as of the grant date, and do not reflect the actual value, if any, that may be received by executive officers for their awards.  For information about the relevant assumptions we made in calculating the expense, please see note 16 – “Stock-Based Compensation” to the financial statements included in our fiscal 2019 Annual Report on Form 10‑K.  The potential maximum aggregate grant date fair value of these equity-based awards are shown below:

Name	Year	Potential Maximum Value of Stock Awards at Grant Date
Franklin N. Saxon	2019 2018 2017	$654,440 $843,707 $824,516
Robert G. Culp, IV	2019 2018 2017	$388,840 $458,067 $411,684
Boyd B. Chumbley	2019 2018 2017	$325,998 $382,519 $342,272
Kenneth R. Bowling	2019 2018 2017	$233,670 $242,761 $211,568
Thomas B. Gallagher	2019	$58,440
Robert G. Culp, III	2019 2018 2017	-- $563,458 $550,878

(2)	The following table shows the components of “All Other Compensation.”

	401(k) plan match ($)	Amount paid for group life insurance (a) ($)	Contribution to non- qualified deferred compensation plan ($)	Perquisites (b)(c) ($)	Other ($)
Saxon	7,962	1,296	207,642	8,400	--
Culp, IV	11,850	1,296	46,692	8,400	--
Chumbley	10,557	1,296	47,540	8,400	--
Bowling	8,458	1,296	38,776	8,400	--
Gallagher	8,034	1,280	158	--	--
Culp, III	5,814	351	74,226	7,891	--

(a)	The amount paid for life insurance consists of premiums for group life insurance that is generally available to all salaried full-time employees.

(b)	Mr. Culp, III’s perquisites consisted of $12,375 for an auto allowance, and the remaining balance related to business club dues.

(c)	Perquisites for the other NEOs were solely for auto allowance.

(3)	Mr. Saxon was elected as Chairman of the Board on April 18, 2019.

(4)	Mr. Culp, IV was elected as Chief Operating Officer of the Company effective October 1, 2018 and was elected as President of the Company on March 6, 2019.

(5)	Mr. Culp, III passed away on December 8, 2018.

(6)
Mr. Culp, III’s salary compensation consisted of $181,318 for his salary as an employee of the Company from April 30, 2018 through September 30, 2018, and $137,450 for his compensation for consulting services to the Company from October 1, 2018 through the date of his passing on December 8, 2018.

Grants of Plan-Based Awards

The following table provides information about the potential amounts payable to named executive officers under the annual incentive and long-term incentive plans for fiscal 2019.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards
		Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	($)

(a)	(b)	(d)	(e)	(f) (1)	(g)	(h)	(l) (2)
Franklin N. Saxon	08/02/2018 08/02/2018	450,000 --	1,125,000 --	-- 0	-- 17,678	-- 35,356	-- 327,220
Robert G. Culp, IV	08/02/2018 08/02/2018	243,750 --	609,375 --	-- 0	-- 10,504	-- 21,007	-- 194,429
Boyd B. Chumbley	08/02/2018 08/02/2018	174,219 --	435,547 --	-- 0	-- 8,806	-- 17,612	-- 162,999
Kenneth R. Bowling	08/02/2018 08/02/2018	141,868 --	354,670 --	-- 0	-- 6,312	-- 12,624	-- 116,835
Thomas B. Gallagher	08/02/2018 08/02/2018	49,589 --	123,971 --	-- 0	-- 1,200	-- 2,400	-- 29,220
Robert G. Culp, III (3)	08/02/2018 N/A	140,923 (3) --	352,307 (4) --	-- --	-- --	-- --	-- --

(1)	No shares are awarded at threshold level or below. Actual award is calculated on a pro rata basis between the threshold and maximum level.

(2)
These numbers reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for fiscal 2019 for equity-based awards granted to each officer, with these awards calculated based on the probable level of achievement at the time of grant.  The awards thereforereflect the estimated aggregate compensation expense to be recognized in the Company’s financial statements over the relevant service period determined as of the grant date, and do not reflect the actual value, if any, that may be received by executive officers for their awards.  For information about the relevant assumptions we made in calculating the expense, please see note 16 – “Stock-Based Compensation” to the financial statements included in our fiscal 2019 Annual Report on Form 10‑K.

(3)	Mr. Culp, III passed away on December 8, 2018.

(4)
Represents the pro-rated portion of the annual incentive bonus payable to Mr. Culp for the five months of the 2019 fiscal year during which he served as an executive officer, to the extent annual incentive compensation, if any, is earned by other management personnel who participated in the bonus plan before the change in Mr. Culp, III’s status.

Annual incentive plan bonus

The fiscal 2019 annual incentive plan was structured to provide potential bonus payments to the participants based upon an economic value added (EVA) performance measurement.  The plan provides for bonuses based upon the EVA of the entire Company in the case of Mr. Culp, III, Mr. Saxon, Mr. Culp, IV, Mr. Bowling and Mr. Gallagher, and upon the EVA of the Culp Upholstery Fabrics (CUF) division for Mr. Chumbley.  In connection with Mr. Culp, III’s change in employment status with the Company beginning in October 2018, the annual incentive bonus arrangement previously approved for Mr. Culp, III during the time he served as executive Chairman of the Company was amended to provide that his annual incentive bonus would be paid on a pro rata basis for the five months of the 2019 fiscal year during which he served as an executive officer, to the extent annual incentive compensation, if any, is earned by other management personnel who participated in the bonus plan before the change in Mr. Culp, III’s employment status.

EVA is calculated under the incentive plan by determining the capital employed in the portion of the Company that employs the award recipient (the entire Company or a division, referred to herein as a “reporting unit”), and then multiplying the capital employed by a cost of capital (stated as a percentage) to determine the “capital charge” for each reporting unit.  The sum of operating income (prior to bonus payments and excluding non-recurring items) earned by a reporting unit for each month during the fiscal year in excess of the capital charge for the reporting unit for that month is deemed to be the economic value added, or EVA, produced by the reporting unit for the year.

For fiscal 2019, the EVA calculation was changed from prior years such that certain limited categories of capital employed are charged a different capital charge percentage to determine the total blended capital charge for a reporting unit.  For operating divisions, goodwill and other intangibles associated with acquisitions, as well as construction in process for property, plant and equipment, are excluded from the capital base, real estate is charged at a 6% cost of capital rate, and the remaining capital (operating capital) continues to be charged at the full 18% capital charge in effect in prior years.  For the corporate shared services reporting unit, EVA is calculated in the same way as for operating units, except that intangible items are included (together with real estate, but not construction in process for property, plant and equipment) in the categories of capital that are charged at a 6% cost of capital rate, with the remaining capital base continuing to be charged the full 18% rate.

To the extent that EVA is produced by a reporting unit in a fiscal year, a sharing percentage is used to determine the bonus pool for the award recipients from that reporting unit.  The bonus pool is divided among the recipients from the reporting unit in accordance with proportions established by the Compensation Committee, stated as a target bonus opportunity for each participant.

The Compensation Committee also establishes a target amount of EVA for each reporting unit.  The sharing percentage for award recipients increases if the reporting unit achieves EVA above the target level.  The target bonus is paid to each participant if the relevant reporting unit reaches its target EVA, and an additional maximum EVA level was established for fiscal 2019 that could result in 2.5 times the target bonus.

The bonus amounts paid under the fiscal 2019 annual incentive plan are reflected in the Summary Compensation Table in the “Non-Equity Incentive Compensation” column.  For our NEOs who participated in the plan, the potential target level and maximum level bonus payments based on EVA levels are described in the “Grants of Plan-Based Awards” table above.

For the corporate shared services plan, based on average capital employed of $118,640,000 and a blended capital charge of 13.9%, the EVA target for the Company was $14,036,000, which would have required operating income (before bonus payments and non-recurring items) of $30,545,000 for the target level bonus.  The operating income level (before bonus payments and non-recurring items) that would have been required for the maximum level bonus was $39,852,000, with a corresponding maximum level EVA target of $22,458,000.  The actual pre-bonus operating income, excluding certain non-recurring items, achieved by the Company was $15,810,000 and actual average capital employed at year-end was $113,360,000 which resulted in an EVA calculation of $39,000, which was below the target level, and resulted in no bonus being earned.  However, in consideration of the extraordinary and unforeseen disruption and turmoil surrounding the mattress industry throughout fiscal 2019, including the significant impact of low-priced imported mattresses from China in violation of U.S. trade laws, the Compensation Committee approved the payment of discretionary cash bonuses, as permitted by Section 6.2 of the Company’s 2015 Equity Incentive Plan, for Mr. Saxon., Mr. Culp, IV, Mr. Bowling, and Mr. Gallagher.  The bonus amount paid to Mr. Saxon was $44,000, which amount represented 10% of his target bonus opportunity set forth in the “Grants of Plan-Based Awards” table.  The bonus amount paid to Mr. Culp, IV was $28,250, which amount represented 12% of his target bonus opportunity set forth in the “Grants of Plan-Based Awards” table.  The bonus amount paid to Mr. Bowling was $21,280, which amount represented 15% of his target bonus opportunity set forth in the “Grants of Plan-Based Awards” table.   The bonus amount paid to Mr. Gallagher was $9,918, which amount represented 20% of his target bonus opportunity set forth in the “Grants of Plan-Based Awards” table.  No bonus amount was paid to Mr. Culp, III.

The annual incentive bonus for Mr. Chumbley was based on the same EVA performance measurement, but was determined by the financial performance of the CUF division only.  Based on average capital employed for that division of $19,841,000 and a blended capital charge of 17.9%, the EVA target for the CUF division was $8,500,000, which would have required operating income (before bonus payments and non-recurring items) of $12,056,000 for the target level bonus.  The operating income level (before bonus payments and non-recurring items) that would have been required for the maximum bonus was $16,514,000, with a maximum level EVA target of $12,750,000.  The actual pre-bonus operating income, excluding certain non-recurring items, achieved by the CUF division was $11,473,000 and the average capital employed at year-end was $19,580,000 which resulted in an EVA calculation of $7,970,000 and Mr. Chumbley receiving a bonus of $162,024, which amount represented 93% of his target level bonus opportunity set forth in the “Grants of Plan-Based Awards” table.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about the equity awards our named executive officers held as of the end of fiscal 2019.

Name	Stock Awards
(a)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1) (j)

Franklin N. Saxon	7/14/2016 (2) 7/13/2017 (3) 8/02/2018 (4)	-- -- --	-- -- --	-- -- --	-- -- --

Robert G. Culp, IV	7/14/2016 (2) 7/13/2017 (3) 8/02/2018 (4)	-- -- --	-- -- --	-- -- --	-- -- --

Boyd B. Chumbley	7/14/2016 (2) 7/13/2017 (3) 8/02/2018 (4)	-- -- --	-- -- --	4,390 6,112 8,806	91,042 126,763 182,636

Kenneth R. Bowling	7/14/2016 (2) 7/13/2017 (3) 8/02/2018 (4)	-- -- --	-- -- --	-- -- --	-- -- --
Thomas B. Gallagher	7/14/2016 (2) 7/13/2017 (3) 8/02/2018 (4)	-- -- --	-- -- --	-- -- --	-- -- --
Robert G. Culp, III	7/14/2016 (5) 7/13/2017 (5)	-- --	-- --	-- --	-- --

(1)          We calculated these values using a price of $20.74, the closing price per share of our common stock on the New York Stock Exchange as of April 28, 2019.

(2)          The restricted stock units in this grant result in shares being earned, if at all, over a service and financial performance period of three fiscal years, beginning with the year that includes the date of grant of July 14, 2016.  The number of shares that can be earned and vested is based on whether certain pre-established cumulative performance levels as defined in the award agreement are met during the three-year performance period.  The numbers of shares shown in column (i) and the values shown in column (j) are based upon the Company’s financial performance in previous fiscal years that are included in the performance period for the grant as compared to the payout levels for the grant, with values calculated using the closing price of the Company’s common stock at the most recent fiscal year-end.  For all NEOs other than Mr. Chumbley, the applicable threshold performance level for this grant was not met for the applicable three-year performance period, and therefore none of the restricted stock units would vest and no shares would be earned.

(3)          The restricted stock units in this grant result in shares being earned, if at all, over a service and financial performance period of three fiscal years, beginning with the year that includes the date of grant of July 13, 2017.  The number of shares that can be earned and vested is based on whether certain pre-established cumulative performance levels as defined in the award agreement are met during the three-year performance period.  The numbers of shares shown in column (i) and the values shown in column (j) are based upon the Company’s financial performance in previous fiscal years that are included in the performance period for the grant as compared to the payout levels for the grant, with values calculated using the closing price of the Company’s common stock at the most recent fiscal year-end.  The threshold payout level for this grant is zero shares, with shares being earned and vested only if financial performance exceeds the threshold level.  Thus, if financial performance for the previous years was at or below threshold, zero shares and no value are shown.  If financial performance for the previous years was above threshold, the number of shares and value shown reflect the next higher performance measure (target or maximum) that exceeds the performance in the previous fiscal years.

(4)          The restricted stock units in this grant result in shares being earned, if at all, over a service and financial performance period of three fiscal years, beginning with the year that includes the date of grant of August 2, 2018.  The number of shares that can be earned and vested is based on whether certain pre-established cumulative performance levels as defined in the award agreement are met during the three-year performance period.  The numbers of shares shown in column (i) and the values shown in column (j) are based upon the Company’s financial performance in previous fiscal years that are included in the performance period for the grant as compared to the payout levels for the grant, with values calculated using the closing price of the Company’s common stock at the most recent fiscal year-end.  The threshold payout level for this grant is zero shares, with shares being earned and vested only if financial performance exceeds the threshold level.  Thus, if financial performance for the previous years was at or below threshold, zero shares and no value are shown.  If financial performance for the previous years was above threshold, the number of shares and value shown reflect the next higher performance measure (target or maximum) that exceeds the performance in the previous fiscal years.

(5)          Mr. Culp, III passed away on December 8, 2018.  Pursuant to the terms of the award agreements for the restricted stock units granted to Mr. Culp, III on July 14, 2016 and July 13, 2017, all unvested shares immediately vest at target level upon the death of Mr. Culp, III.  Accordingly, the restricted stock units granted to Mr. Culp, III pursuant to these awards vested upon his death and are reflected in the “Options Exercised and Stock Vested” table below.

Option Exercises and Stock Vested

The following table provides information about stock options exercised and common stock acquired on vesting by the named executive officers in fiscal 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

(a)	(b)	(c)	(d)	(e)
Franklin N. Saxon	--	--	26,424	816,502(1)
Robert G. Culp, IV	--	--	13,194	407,695(1)
Boyd B. Chumbley	--	--	10,185	314,717(1)
Kenneth R. Bowling	--	--	6,102	188,552(1)
Thomas B. Gallagher	--	--	2,000	61,800(1)
Robert G. Culp, III (2)	--	--	36,327(3)	929,363(4)

(1)	Value realized based on $30.90 per share, the closing price of our common stock on June 12, 2018, the trading day the stock award vested.

(2)	Mr. Culp, III passed away on December 8, 2018.

(3)
Of the 36,327 shares that vested for Mr. Culp, III during fiscal 2019, (i) 17,648 of such shares were granted to Mr. Culp, III under the Company’s long-term incentive program for fiscal 2016 and vested, based upon the achievement of three-year cumulative operating income, on June 12, 2018; (ii) 9,833 of such shares were granted to Mr. Culp, III under the Company’s long-term incentive program for fiscal 2017 and vested at the target level upon the death of Mr. Culp, III on December 8, 2018, pursuant to the terms of the award; and (iii) 8,846 of such shares were granted to Mr. Culp, III under the Company’s long-term incentive program for fiscal 2018 and vested at the target level upon the death of Mr. Culp, IIII on December 8, 2018, pursuant to the terms of the award.

(4)
Value realized based on (i) $30.90 per share, the closing price of our common stock on June 12, 2018, the trading day the stock award vested with respect to 17,648 shares; and (ii) $20.56 per share, the closing price of our common stock on December 7, 2018, the trading day the stock award vested in connection with Mr. Culp’s death, with respect to the remaining 18,679 shares.

The shares acquired and value realized shown in the “Stock Awards” columns in the table above reflect shares that vested and were awarded to the NEOs pursuant to the Company’s long-term incentive program that has granted restricted stock units to the NEOs, as described in the “Compensation Disclosure and Analysis” section of this Proxy Statement.

A total of 36,777 restricted stock units were granted to named executive officers during fiscal 2016, with each unit consisting of the right to receive between one and two shares of the Company’s common stock based on the achievement of cumulative operating income, excluding certain one-time or unusual items of the Company, or the division that employs the award recipient, during the three fiscal years following the grant (fiscal years 2016 – 2018 for the restricted stock units granted in fiscal 2016).

The long-term incentive program for Mr. Culp, III, Mr. Saxon, Mr. Bowling and Mr. Gallagher was based upon the three-year cumulative operating income, excluding one-time or unusual items of the Company on a consolidated basis.  The three-year cumulative operating income target level (at which one share would be earned for each unit) was $69,743,000, the superior level (at which 1.5 shares would be earned for each unit) was $73,984,000, and the maximum level (at which two shares would be earned for each unit) was $78,393,000.  The actual three-year cumulative operating income level achieved, excluding certain one-time or unusual items, for the Company was $87,863,000, resulting in the vesting of the stock shown in the table above for Mr. Culp, III, Mr. Saxon, Mr. Bowling and Mr. Gallagher.

The long-term incentive program for Mr. Culp, IV was based upon the three-year cumulative operating income, excluding one-time or unusual items, of the CHF division only.  The three-year cumulative operating income target level (at which one share would be earned for each unit) was $66,322,000, the superior level (at which 1.5 shares would be earned for each unit) was $70,354,000, and the maximum level (at which two shares would be earned for each unit) was $74,547,000.  The actual three-year cumulative operating income level achieved, excluding certain one-time or unusual items, for the CHF division was $81,579,000, resulting in the vesting of the stock shown in the table above for Mr. Culp, IV.

The long-term incentive program for Mr. Chumbley was based upon the three-year cumulative operating income, excluding one-time or unusual items, of the CUF division only.  The three-year cumulative operating income target level (at which one share would be earned for each unit) was $24,785,000, the superior level (at which 1.5 shares would be earned for each unit) was $26,387,000, and the maximum level (at which two shares would be earned for each unit) was $27,960,000.  The actual three-year cumulative operating income level achieved, excluding certain one-time or unusual items, for the CUF division was $33,283,000, resulting in the vesting of the stock shown in the table above for Mr. Chumbley.

Additionally, the restricted stock units granted to Mr. Culp, III under the long-term incentive program during fiscal 2017 and fiscal 2018 vested at the target level upon the death of Mr. Culp, III on December 8, 2018.  The restricted stock units granted under these awards consisted of the right to receive between zero and two shares of the Company’s common stock based on the achievement of cumulative operating income, excluding certain one-time or unusual items of the Company on a consolidated basis, during the three fiscal years following the grant (fiscal years 2017 – 2019 for the restricted stock units granted in fiscal 2017, and fiscal years 2018 – 2020 for the restricted stock units granted in fiscal 2018).  Pursuant to the terms of the awards, these restricted stock units vested at the target level upon the death of Mr. Culp, resulting in the grant of 9,833 shares for the fiscal 2017 award and the grant of 8,846 shares for the fiscal 2018 grant, as shown in the table above.

Nonqualified Deferred Compensation

We maintain a supplemental nonqualified deferred compensation plan for certain management employees.  The following table provides information about amounts we contributed to the named executive officers’ plan accounts in fiscal 2019, voluntary contributions to the plan by those executive officers, and the executive officers’ earnings under the plan.  The last column shows each executive officer’s total account balance as of the end of fiscal 2019.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)(1)	Aggregate Earnings in Last FY ($) (d)(2)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Franklin N. Saxon	--	72,845	206,872	--	3,889,922
Robert G. Culp, IV	--	35,508	21,899	--	331,992
Boyd B. Chumbley	48,286	31,635	24,439	--	486,807
Kenneth R. Bowling	10,359	27,798	16,861	--	331,658
Thomas B. Gallagher	--	--	242	--	4,504
Robert G. Culp, III (3)	--	21,140	15,900	1,232,944	--

(1)        All amounts in this column are included in column (i), “All Other Compensation,” of the Summary Compensation Table on page 27.

(2)        Of the amounts reported in this column, the following amounts are reported as above-market earnings on deferred compensation in column (h), “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” of the Summary Compensation Table:  Mr. Saxon – $72,075; Mr. Culp, IV – $5,707; Mr. Chumbley – $8,534; Mr. Bowling - $5,883; Mr. Gallagher - $84; and Mr. Culp, III - $15,899.

(3)        Mr. Culp, III passed away on December 8, 2018.

Under the plan, each participant may elect to defer up to 100% of his annual salary or bonus into his plan account.  In addition, we have the ability to make Company contributions in any amount to any participant’s account.  From April 30, 2018 through September 30, 2018, Mr. Saxon received contributions in an amount equal to 15% of his annual salary for fiscal 2019.  Commencing on October 1, 2018, Mr. Saxon received contributions in an amount equal to 17.5% of his annual salary for fiscal 2019.  Additionally, Mr. Culp, IV, Mr. Chumbley and Mr. Bowling received Company contributions equal to 12.5% (increased from 10%) of their annual salaries for fiscal 2019.  Prior to the change in his employment status on October 1, 2018, Mr. Culp, III received Company contributions equal to 15% of his annual salary for fiscal 2019.  We have also agreed to pay the officer’s share of social security taxes on the amount of our contributions.  Aside from the aforementioned contributions, we did not make Company contributions to the account of any plan participant in fiscal 2019, including Mr. Gallagher.

Our Compensation Committee sets the rate of interest for plan accounts.  The current rate, set in fiscal 2003, is equal to the rate for 30-year treasury notes plus 2.5%.  We currently compound interest on a monthly basis.

In general, if a participant’s employment terminates for any reason other than death, he will receive his account balance in a lump sum payment within 30 days after termination.  However, certain participants who are officers or shareholders of our Company, including all of the NEOs listed above except for Mr. Gallagher, must wait six months after termination before receiving a distribution from the plan.

If a participant dies, we will pay his account balance to his beneficiary in a single lump sum within 30 days.

A participant may request to receive an early distribution of all or a portion of his account balance if he suffers a financial hardship involving unexpected and unforeseeable emergency medical expenses that are beyond the participant’s control.  A committee consisting of the chief executive officer, the chief financial officer and the head human resources officer has sole discretion to grant or deny such requests.

In addition, we have the right to terminate the plan at any time and distribute all account balances.  If we choose to do this, we must make the distributions between the date that is 12 months after we have completed all action necessary to terminate the plan and the date that is 24 months after the termination.

Because this is a nonqualified plan, benefits are unsecured.  This means that a participant’s claim for benefits is no greater than the claim of a general creditor.

Potential Payments Upon Termination or Change of Control

At the end of fiscal 2019, the Company was party to change of control and non-competition agreements with Mr. Saxon, Mr. Culp, IV, Mr. Bowling and Mr. Chumbley.

The purpose of these agreements is to encourage the officers to carry out their duties in the event of a possible change in the control of our Company.  The agreements are not ordinary employment agreements.  Unless there is a change of control (as defined in the agreements), they do not provide any assurance of continued employment, or any severance.  Each agreement has a rolling three-year term.

Under these agreements, any of the following events would be a “change of control”:

●	any person, entity or group acquiring, directly or indirectly, 35% or more of our common voting stock (subject to certain exceptions);

●
a merger or consolidation involving us and another entity, if we are not the surviving entity and after the merger or consolidation the holders of 35% or more of the voting stock of the surviving corporation were not holders of our voting stock immediately before the transaction;

●	our liquidation or dissolution, or a sale or transfer of substantially all of our assets; or

●	a change in the majority of our directors that our directors have not approved.

Each agreement provides for payment to the officer in connection with a change of control if any of the following triggering events were to occur:

(1)	the officer is terminated in anticipation of the change of control,

(2)	the officer is terminated within three years after the change of control for any reason other than death, disability or for cause, or

(3)	the officer terminates his employment during that three-year period following the change of control because we (or our survivor) change his employment conditions in a negative and material way.

Following a triggering event, the officer would be entitled to payment in the amount of 1.99 times his total compensation.  “Total compensation” means base salary plus the target annual incentive bonus for the fiscal year in which the termination occurs.  In addition, if the termination were to occur prior to the annual bonus payout for the prior fiscal year, the officer would be entitled to that bonus payment as well.  However, any compensation that would constitute a parachute payment under Section 280G of the federal tax code would be reduced to the extent necessary to avoid a federal excise tax on the officer or the loss of our federal income tax deduction.

Each agreement currently allows the officer to choose whether to receive his change of control payment in a single lump sum or in equal monthly installments over the thirty-six month period following termination.

The agreements also provide for an additional payment of one year’s total compensation to each officer in exchange for non-competition covenants by the officer that take effect only if the officer’s employment terminates following a change of control.  Under these covenants, each officer has agreed not to compete with us or solicit our customers or employees for 12 months following termination.  The officer would receive the non-competition payment in 12 equal monthly installments beginning on the date of termination.

In addition, the agreements require us to reimburse the officers for any fees and expenses incurred in connection with any claim or controversy arising out of or relating to the agreements.

The following table estimates the total amounts we would owe Mr. Saxon, Mr. Culp, IV, Mr. Bowling and Mr. Chumbley under these agreements if there had been a change of control (and all agreements had been in effect at that time), and the officers had been terminated, on April 28, 2019, the last day of fiscal 2019.

Estimated Payments under Change of Control and Non-competition Agreements

Name	Change of Control Payment ($)	Non-Competition Payment ($)	Total Payment ($)
Mr. Saxon	$1,791,000	$900,000	$2,691,000
Mr. Culp, IV	$1,131,813	$568,750	$1,700,563
Mr. Chumbley	$880,074	$442,248	$1,322,322
Mr. Bowling	$752,845	$378,314	$1,131,159

In addition, as disclosed above, our named executives have received restricted stock units under our 2007 Equity Incentive Plan and our 2015 Equity Incentive Plan, pursuant to our long-term incentive program.  If a change in control (as defined in the 2007 Equity Incentive Plan and the 2015 Equity Incentive Plan, respectively) occurred, the restricted stock units under those programs would immediately vest at the target level of stock units.  These restricted stock unit awards are described in more detail under the caption “Compensation Discussion and Analysis—Long-Term Incentive Awards,” and are disclosed in the “Stock Awards” columns of the “Outstanding Equity Awards at Fiscal Year-End” table.  If a change in control had occurred as of the end of our most recent fiscal year, and based upon the price of our common stock on that date, the following NEOs would have received stock with the following values:  Mr. Saxon -- $946,719; Mr. Culp, IV -- $519,745; Mr. Chumbley – $433,943; Mr. Bowling -- $288,307; and Mr. Gallagher -- $74,664.  However, to the extent any such payment would constitute a parachute payment under Section 280G of the federal tax code, it would be reduced to the extent necessary to avoid a federal excise tax on the officer or the loss of our federal income tax deduction.

CEO Pay Ratio

Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Securities and Exchange Commission (the “SEC”) has adopted a rule requiring annual disclosure of a reasonable estimate of the ratio of the total annual compensation of our principal executive officer (‟PEO”) to the total annual compensation of the employee of our company and its subsidiaries who is determined to have the median compensation of, generally, all such employees (excluding the PEO). The rule also requires annual disclosure of this median employee’s total compensation for the year and the PEO’s total compensation for the year, in each case as determined in accordance with the rules governing the presentation of total compensation of the NEOs in the summary compensation table presented on page 27 of this Proxy Statement. Our PEO is Mr. Saxon.  This rule first became applicable with respect to this Proxy Statement for our 2018 annual meeting of shareholders.

SEC rules require a company to identify the median-compensated employee only once every three years, absent material changes to the employee population, compensation programs, or median-compensated employee’s status during that period that would reasonably be expected to result in a significant change in the pay ratio.  There were no material changes in such areas in fiscal 2019 that would reasonably be expected to result in a significant change in the pay ratio.  Accordingly, we have used the same employee for calculating the ratio for fiscal 2019.

For fiscal 2019, we calculated the median-compensated employee’s total fiscal 2019 compensation in accordance with the rules governing the presentation of total compensation of the NEOs in the summary compensation table.  Based on this methodology, the fiscal 2019 total annual compensation for the median-compensated employee was $29,269. As reported on page 27 of this Proxy Statement, the fiscal 2019 total annual compensation of our PEO, Mr. Saxon, was $1,111,452, resulting in a ratio of the PEO’s total compensation to the median-compensated employee’s total compensation of approximately 38:1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the amount of compensation of the median-compensated employee and the pay ratio reported by other companies may not be comparable to our estimates reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

COMPENSATION OF DIRECTORS

Directors who are also employees of the Company do not receive additional compensation for service as directors.  During fiscal 2019, we paid our non-employee directors the following compensation:

●
an annual retainer, paid in quarterly installments, based on a fee of $55,000 for the lead director and $50,000 for the other non-employee directors, which fee was increased to $60,000 for the lead director and $55,000 for the other non-employee directors beginning with the quarterly installment paid on April 1, 2019;

●
a grant under our 2015 equity incentive plan of 1,200 shares of common stock to our non-employee directors that were participating on our Board at October 1, 2018, which granted shares of common stock were measured at a fair market value of $23.45 per share based upon the closing price of our common stock at the date of grant (October 1, 2018);

●
a grant of shares under our 2015 equity incentive plan, issued in quarterly installments beginning on April 1, 2019, with an aggregate annual value of $60,000 for the lead director and $55,000 for the other non-employee directors.   The number of shares granted each quarter is the number of shares valued at 25% of the yearly stock grant amount, determined with reference to the closing price of the Company’s common stock on the quarterly grant date, which resulted in a quarterly grant on April 1, 2019 of 831 shares to Mr. McAllister, 700 shares to each of Messrs. Larson and Jackson, and 717 shares to Ms. Decker, based upon a closing price of $19.18 per share at the date of the grant; and

●
Messrs. Flavin, Larson, Jackson and McAllister also received a one-time, additional payment of $5,000 for their service in connection with a special annual operating planning meeting during fiscal 2019, and Mr. Jackson received an additional payment of $5,000 for his additional service as audit committee chair after the expiration of Mr. Flavin’s term at the 2018 annual meeting of shareholders.

The following table shows the total compensation earned by our non-employee directors in fiscal 2019 for their service on our board.

Name	Fees Earned or paid in cash	Stock Awards	Option Awards	Total
	($)	($)	($)	($)

(a)	(b)	(c) (1)	(d)	(h)

Sharon A. Decker (2)	13,750	13,750	--	27,500
Fred A. Jackson	61,250	41,570	--	102,820
Kenneth R. Larson	56,250	41,570	--	97,820
Kenneth W. McAllister	61,250	44,070	--	105,320
Patrick B. Flavin (3)	30,000	--	--	30,000

(1)
The amounts reflected in this column are the grant date fair value of the fully vested common stock awarded, computed in accordance with FASB ASC Topic 718. For information about the relevant assumptions we made in calculating the expense, please see note 16 – “Stock-Based Compensation” to the financial statements including in our fiscal 2019 Annual Report on Form 10-K.

(2)	Ms. Decker was elected to the Board in March 2019.

(3)	Mr. Flavin’s term as a director expired at the Company’s 2018 Annual Meeting of Shareholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Compensation Committee, all of whom are non-employee directors and independent directors, are Mr. Jackson (Chairman), Mr. Davis, Ms. Decker, Mr. Larson and Mr. McAllister.  None of our executive officers serves as a director or member of the compensation committee of another entity, one of whose executive officers serves on our Board or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

All transactions between the Company and related parties are reviewed and approved by our Audit Committee, which is made up entirely of independent directors.  We collect information about related party transactions from our officers and directors through annual questionnaires distributed to officers and directors.  Each director and officer agrees to abide by our Code of Business Conduct and Ethics, which provides that officers and directors should avoid conflicts of interest and that any transaction or situation that could involve a conflict of interest between the Company and the officer or director must be reported to the Audit Committee and is subject to approval by the Audit Committee if and when appropriate.  The Code of Business Conduct and Ethics identifies a non-exclusive list of situations that may present a conflict of interest, including significant dealings with a competitor, customer or supplier, similar dealings by an immediate family member, personal investments in entities that do business with the Company, and gifts and gratuities that influence a person’s business decisions, as well as other transactions between an individual and the Company.  The Audit Committee’s charter provides that the Audit Committee will review, investigate and monitor matters pertaining to the integrity or independence of the Board, including related party transactions.  The Audit Committee reviews and makes determinations about related party transactions or other conflicts of interest as they arise, and in addition the Audit Committee conducts an annual review of all related party transactions each fiscal year.  Policies requiring review and approval of any transaction or arrangement with a director or executive officer that may present a conflict of interest are set forth in the Code of Business Conduct and Ethics, which states that such transactions will only be approved when the Audit Committee finds that the transaction is in the best interests of the Company even though it presents or appears to present a conflict of interest.  The Company is not aware of any such transaction with any shareholder owning more than five percent of our stock who is not a director or officer, but any such transaction would be reviewed using the same guidelines as for officers and directors.  The transaction described below was reviewed and approved by the Audit Committee using the Company’s policies and procedures described herein.

Lease Transactions.  During fiscal 2019, the Company leased an industrial facility from a partnership owned by Robert G. Culp, III, Chairman of the Board of Directors, and his spouse prior to Mr. Culp, III’s death in December 2018.  Following the passing of Mr. Culp, III, the partnership continued to be owned by the spouse of Mr. Culp, III, who is also the mother of Robert G. Culp, IV.  The lease was assumed by the Company in connection with its August 2008 acquisition of the knitted mattress fabrics operation of Bodet & Horst USA, LP, as the leased facility contained the fabric manufacturing operations of Bodet & Horst.   The facility contains 63,522 square feet of floor space and is located in High Point, North Carolina.  Currently, this facility is being leased on a month to month basis at an amount of $13,100 per month.  The lessor is generally responsible for maintenance only of roof and structural portions of the leased facility.  The industrial facility is leased on a “triple net” basis, with the Company responsible for payment of all property taxes, insurance premiums and maintenance, other than structural maintenance.  The Company believes that the terms of this lease are no less favorable to the tenant than could have been obtained in arm’s length transactions with unaffiliated persons.  The total amount of rent paid by the Company under this related party lease totaled $158,000 in fiscal 2019 and $156,000 in fiscal 2018 and 2017, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, its executive officers, any persons who hold more than ten percent of the Company’s common stock and certain trusts (collectively, “insiders”) to report their holdings of and transactions in the Company’s common stock to the Securities and Exchange Commission (the “SEC”).  Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any late filings and any failures to file that have occurred since April 30, 2018.  Insiders must file three types of ownership reports with the SEC: initial ownership reports, change-in-ownership reports and year-end reports.  Under the SEC’s rules, insiders must furnish the Company with copies of all Section 16(a) reports that they file.  Based solely on a review of copies of these reports and on written representations the Company has received, the Company believes that since April 30, 2019, its insiders have complied with all applicable Section 16(a) reporting requirements, except that each of Messrs. Saxon, Culp, IV, Chumbley, Bowling and Gallagher did not timely file a report for two transactions during fiscal 2019 and Mr. Culp, III did not timely file a report for one transaction during fiscal 2019.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.culp.com under the “Investor Relations/Governance” section.  The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company’s financial reports and information, systems of internal controls, and accounting, auditing and financial reporting processes.  The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditors and must pre-approve all services provided by the independent auditors.  Both the independent auditors and the Company’s internal auditor report directly to and meet with the Audit Committee.

Management has the primary responsibility for financial statements and the reporting process.  The Company’s firm of independent auditors, which for fiscal year 2019 was Grant Thornton LLP, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles.  The Audit Committee has reviewed and discussed with management and Grant Thornton the audited financial statements as of and for the year ended April 28, 2019.  The Audit Committee has also discussed with Grant Thornton the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  In addition, the Audit Committee has received from Grant Thornton the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton its independence from the Company and its management.  The Audit Committee also has considered whether Grant Thornton’s provision of non-audit services, if any, to the Company is compatible with the concept of auditor independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended April 28, 2019 for filing with the Securities and Exchange Commission.

The foregoing report has been furnished by members of the Audit Committee.

Fred A. Jackson, Chairman
Perry E. Davis
Sharon A. Decker
Kenneth R. Larson
Kenneth W. McAllister

FEES PAID TO INDEPENDENT AUDITORS

The following table sets forth the fees billed to the Company by Grant Thornton LLP for services in fiscal 2019 and fiscal 2018.

	Fiscal 2019	Fiscal 2018
Audit Fees	496,176	$481,369
Audit-Related Fees	--	--
Tax Fees	--	--
All Other Fees (1)	$137,357	$178,962

(1)	All other fees consist of fees for assistance with M&A activities and compliance with new IRS revenue recognition standards and tax reform reporting.

The Audit Committee’s policy is to approve in advance all audit fees and terms and all non-audit services provided by the independent auditors.  Under the policy, and in accordance with the Sarbanes-Oxley Act of 2002, any member of the Audit Committee who is an independent member of the Board of Directors may approve proposed non-audit services that arise between committee meetings, provided that the decision to pre-approve the service is presented at the next scheduled committee meeting.  The Audit Committee pre-approved 100% of the services provided by Grant Thornton during fiscal 2019.

PROPOSAL 2:  RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board is responsible for the appointment, compensation and retention of our independent auditors.  Grant Thornton LLP served as the independent auditors for the Company for fiscal year 2019.  The Board of Directors recommends that the shareholders ratify the appointment of Grant Thornton LLP to serve as the independent auditors for the Company for fiscal year 2020.  If the shareholders do not ratify this appointment, the Audit Committee will consider other independent auditors.

Grant Thornton LLP has served as the independent auditor for the Company since 2007.  Representatives of Grant Thornton LLP are expected to attend the Annual Meeting and will have the opportunity to make any statements they consider appropriate and to respond to shareholders’ questions.

The Board of Directors recommends a vote “FOR” the proposal to ratify the selection of
Grant Thornton LLP as independent auditors for fiscal year 2020.

PROPOSAL 3:  ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Securities Exchange Act of 1934 require that shareholders vote on an advisory resolution approving the compensation policies and procedures for the Company’s named executive officers.  A list of named executive officers is provided in the “Summary Compensation Table” on page 27.  This advisory vote, commonly referred to as a Say on Pay vote, is non-binding.

As outlined in the Compensation Discussion and Analysis beginning on page 16, the primary purpose of the Company’s executive compensation program is to support the corporate business goals of increasing earnings, return on capital and shareholder value. To that end, the compensation program focuses on four secondary objectives:

●	Embracing a pay for results philosophy. Total pay is directly aligned with Company performance success through the use of management incentives;

●	Attracting and retaining management with the knowledge, skills and ability to lead the Company successfully;

●	Fairly compensating management for their service to the Company, which helps to retain and motivate them; and

●	Aligning long-term interests of management with those of shareholders.

In support of these secondary objectives, the Compensation Committee, which is comprised exclusively of independent directors, provides compensation for our executive officers, including named executive officers, that represents conservative salaries coupled with challenging performance metrics and variable incentives.  As such, our executive compensation program is sensitive to the following factors:

(1)	The compensation paid to executive officers at comparable companies, but accomplished through lower salaries and higher annual incentive opportunities, coupled with lower long-term incentives;

(2)
The Company’s financial results compared to challenging performance targets (currently EVA, or Economic Value Added for annual incentives and operating income and total shareholder return for long-term incentives); and

(3)	Each individual officer’s assessed performance contribution to the Company.

Relying on these three factors, the Compensation Committee has developed a compensation program that includes a mixture of fixed and performance-based compensation.  Fixed compensation reflects executives’ performance and contribution to the Company as well as base salaries of executives at comparable companies.  Performance-based compensation includes both annual bonuses tied to achievement of pre-established, short-term financial goals and equity awards designed to align executives’ long-term interests with those of shareholders.  The Company encourages shareholders to read the Executive Compensation section of this Proxy Statement for additional information on compensation policies and procedures.  This material is found on pages 16 to 37.

In addition, our corporate culture and compensation philosophy calls for rewarding successful results, rather than effort, through performance-based and variable incentives.  Our compensation program is intended to support the following:

●	continuing to be a market leader in terms of product innovation within our industry;

●	a planned and disciplined approach to managing the business and the utilization of capital;

●	maintaining a strong focus on growth, return on capital and shareholder returns;

●	prudent/calculated risk taking;

●	being more team oriented than individual-accountability oriented;

●	decision making that is decentralized as pertains to sales, marketing and operations, and centralized as pertains to strategic matters; and

●	a balanced time perspective as relates to the long-term and the short-term.

Because the Board of Directors and the Compensation Committee believe these compensation policies, procedures and our corporate culture and compensation philosophy advance the Company’s short- and long-term interests, the Board recommends an advisory vote “for” the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosures in this Proxy Statement.”

While this vote is not binding on the Board of Directors, the Compensation Committee will consider the vote results when making future executive compensation decisions.

The Board of Directors recommends a vote “FOR” the advisory resolution approving the Company’s executive compensation.

SHAREHOLDER PROPOSALS FOR 2019 MEETING

Shareholders may submit proposals appropriate for shareholder action at the Company’s Annual Meeting consistent with the regulations of the Securities and Exchange Commission and the Company’s bylaws.  For shareholder proposals, including nominations for director, to be considered for inclusion in the proxy statement for the 2020 Annual Meeting, the Company must receive such proposals no later than April 17, 2020.  The inclusion of any proposal will be subject to applicable rules of the Securities and Exchange Commission.  In addition, the Company’s bylaws establish an advance notice requirement for any proposals by shareholders, including nominations for director, to be considered at the Annual Meeting.  In general, written notice must be received by the Company’s Secretary not less than 60 days nor more than 90 days prior to the Annual Meeting, and must contain information specified in the bylaws concerning the matter to be brought before such meeting and concerning the shareholder proposing such a matter and, in the case of nominations for director, setting forth certain biographical and other information about the persons nominated (see also “Director Nomination Process” on page 13).  Accordingly, to be considered at the 2020 Annual Meeting, proposals must be received by the Company’s Secretary no earlier than June 17, 2020 and no later than July 17, 2020.  Shareholder proposals should be directed to Culp, Inc., Attention: Corporate Secretary, 1823 Eastchester Drive, High Point, North Carolina 27265.

DELIVERY OF ADDITIONAL COPIES OF PROXY STATEMENT

As permitted by the Securities Exchange Act of 1934, as amended, only one copy of the Proxy Statement and Annual Report is being delivered to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies of the Proxy Statement.  The Company will promptly deliver, upon oral or written request, a separate copy of the Proxy Statement and Annual Report to any shareholder residing at an address to which only one copy was mailed.  Requests for additional copies and/or requests for multiple copies of the Proxy Statement and Annual Report in the future should be directed to Culp Inc., Attn. Kenneth R. Bowling, 1823 Eastchester Drive, High Point, North Carolina 27265, or by calling (336) 889-5161 and asking to speak to Mr. Bowling.

Shareholders residing at the same address and currently receiving multiple copies of the Proxy Statement and Annual Report may contact the Company as noted above to request that only a single copy of the Proxy Statement and Annual Report be mailed in the future.

OTHER MATTERS

The Company’s management is not aware of any matter that may be presented for action at the Annual Meeting other than the matters set forth herein.  Should any matters requiring a vote of the shareholders arise, it is intended that the accompanying proxy will be voted in respect thereof in accordance with the best judgment of the person or persons named in the proxy, discretionary authority to do so being included in the proxy.

By Order of the Board of Directors,

FRANKLIN N. SAXON
Chairman & Chief Executive Officer

THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED, AND TO EACH PERSON REPRESENTING THAT AS OF THE RECORD DATE FOR THE ANNUAL MEETING HE OR SHE WAS A BENEFICIAL OWNER OF SHARES OF THE COMPANY, ON WRITTEN REQUEST, A COPY OF THE COMPANY’S 2019 ANNUAL REPORT ON FORM 10‑K TO THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES THERETO.  SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO CULP, INC., ATTENTION: ASHLEY C. DURBIN, CORPORATE SECRETARY, 1823 EASTCHESTER DRIVE, HIGH POINT, NORTH CAROLINA 27265.

CULP VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 a.m., Central Time, on September 26, 2019.

Online
Go to www.investorvote.com/culp or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Perry E. Davis	☐	☐	02 - Sharon A. Decker	☐	☐	03 - Fred A. Jackson	☐	☐
04 - Kenneth R. Larson	☐	☐	05 - Kenneth W. McAllister	☐	☐	06 - Franklin N. Saxon	☐	☐

	For	Against	Abstain
2. PROPOSAL to ratify the appointment of Grant Thornton LLP as the Company's independent auditors for fiscal 2020.	☐	☐	☐
3. Say on Pay - An advisory vote on executive compensation.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Be sure to date and sign this Proxy. (Please sign exactly as name appears on this card. If signing as attorney, administrator, executor, guardian, or trustee, please give such title. If signing on behalf of a corporation, please give name and title of authorized officer signing.)

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

033N4B

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IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Culp, Inc.

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Franklin N. Saxon, Kenneth R. Bowling and Ashley C. Durbin, and each of them, attorneys and proxies with full power of substitution, to act and vote as designated below the shares of common stock of Culp, Inc. held of record by the undersigned on July 26, 2019, at the Annual Meeting of Shareholders to be held on September 26, 2019, or any adjournment or adjournments thereof.

This proxy will be voted as directed herein. If no direction is made, this proxy will be voted for the nominees listed in proposal 1 and for proposals 2 and 3. If, at or before the time of the meeting, any of the nominees listed on the reverse side has become unavailable for any reason, the proxies have the discretion to vote for a substitute nominee or nominees. This proxy also confers discretionary authority to vote on the approval of minutes, any matters incident to the conduct of the meeting, or any other matters that may properly come before the meeting.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.